Exhibit 10.2

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of May 12, 2010 (“Contract Date”), by and among the parties listed on Exhibit A to this Agreement and signatory hereto (each, a “Contributor” and, collectively, the “Contributors”), and US FEDERAL PROPERTIES PARTNERSHIP, LP, a Delaware limited partnership (the “Operating Partnership”).

RECITALS

WHEREAS, certain of the Contributors are the constituent members of four limited liability companies (each a “Property LLC” and collectively, the “Property LLCs”). Exhibit A lists each Property LLC, its date and state of organization and the ownership interest (the “LLC Interests”) of each Contributor. The principal asset of each of the Property LLCs is the real estate described in the attached Exhibits A(1), A(2), A(3) and A(4) (the “Properties”);

WHEREAS, one of the Properties is located in Salt Lake City (“SLC Property”) and is currently under development at this time, pursuant to the terms of a certain so-called “build-to-suit” lease into which one of the Property LLCs entered with an agency of the U.S. federal government (“SLC Lease”). The development of the SLC Property shall not be completed prior to the Closing (as defined below); and

WHEREAS, the Contributors have advised the OP that one (1) of the Properties is not owned in fee simple by the Property LLCs, but rather, in that instance, the Property LLC is a party to a long term ground lease that encumbers the fee simple title to the relevant property (the “Ground Lease”). Furthermore, under the terms of the Ground Lease, it may be necessary to offer the ground lessor (“Ground Lessor”) the opportunity to attempt to negotiate a purchase of the Ground Lease or a procure a waiver of such right (“Ground Lease Consent”); and

WHEREAS, the parent of the Operating Partnership, US Federal Properties Trust, Inc., a Maryland corporation (the “REIT”) intends to conduct an underwritten initial public offering of its shares of common stock pursuant to an effective registration statement filed with the Securities and Exchange Commission (such underwritten initial public offering, the “IPO”); and

WHEREAS, subject to the completion of the IPO, (a) the Contributors desire to contribute all of their right, title and interest in and to the Contributors’ LLC Interests, free and clear of all liens, security interests, prior assignments or conveyances, conditions, reservations, restrictions, and encumbrances whatsoever and all other defects or imperfections in title, (collectively, “Encumbrances”), to the Operating Partnership in exchange for, and in accordance with the terms and subject to the conditions, and for the consideration, specified in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

1. Contribution of Contributors’ LLC Interests; Contract Date. All of the preceding Recitals are hereby incorporated into this Agreement as though separately set forth in the body of this Agreement. The Contributors agree, at the direction of the REIT, to contribute, transfer, convey and assign to the Operating Partnership, and the Operating Partnership agrees to accept the contribution, transfer, conveyance and assignment of, (a) the Contributors’ complete and entire membership interests (as represented in Section 11.B. of this Agreement) in each of the Property LLCs, free of Encumbrances (collectively, “Entire LLC Interest”), pursuant to the terms and conditions set forth in this Agreement. On the Closing Date, the Contributors shall contribute, transfer, convey and assign to the Operating Partnership the Entire LLC Interests, free and clear of all Encumbrances.

2. Real Property Description. The defined term “Real Property” as used henceforth in this Agreement shall include all of the rights, title and interest of the Property LLCs in and to the Properties more fully described on Exhibits A(1), A(2), A(3) and A(4) together with all of the Property LLCs’ right, title and interest in and to all buildings, structures, fixtures, parking areas, easements, rights-of-way and improvements on the real property included in the Properties, including without limitation all (if any) of the Property LLCs’ personal and other property related to or located on the Properties and used or useful in the operation of the Properties, such as

(i) tangible personal property (i.e., supplies, vehicles, machinery, equipment, furniture and trade fixtures, computers and related hardware and software), (ii) agreements, contracts, subcontracts, warranties, guarantees, or other similar arrangements or rights thereunder (including, but not limited to, all contracts and subcontracts for the development of the SLC Property to which the SLC LLC, or any affiliate, is a party), (iii) franchises, approvals, consents, permits, licenses, orders, registrations, certificates, certificates of occupancy, exemptions and similar rights obtained from governments or agencies or any other written authorizations necessary for the use or ownership of the Properties, (iv) all right, title and interest, if any, of the Property LLCs and any Contributor in and to any land lying in the bed of any street, road or avenue opened or proposed in front of or adjoining the Properties to the center line thereof, and all (if any) right, title and interest of the Property LLCs and any Contributor in and to any award or payment made, or to be made (x) for any taking in condemnation, eminent domain or agreement in lieu thereof of land adjoining all or any part of the Properties; (y) for damage to the Properties or any part thereof by reason of change of grade or closing of any such street, road, highway or avenue; and (z) for any taking in condemnation or eminent domain of any part of the Properties, (v) leases, subleases, licenses and other occupancy agreements to which any of the Property LLCs is a party and, except as otherwise expressly provided in Section 9.E of this Agreement, the rents, profits and other rights granted thereunder, (vi) prepayments and, except as otherwise expressly provided in Section 9.E of this Agreement, deferred items, claims, deposits, refunds, causes of action and rights of recovery, (vii) except as otherwise expressly provided in Section 9.E of this Agreement, accounts, accounts receivable, reserve funds, notes and other receivables, (viii) telephone numbers, books, records, ledgers, files, documents, correspondence and lists, (ix) drawings and specifications, architectural plans, advertising and promotional materials, studies and reports, (x) intangibles including trade or business names, logos, trademarks, goodwill and going concern value and (xi) utilities, reservations, hereditaments, privileges, tenements, opportunities, strips, gores, easements and other rights and benefits running with the land. The term “Real Property” shall not include any current or contingent debts, liabilities or obligations of the Property LLCs, except the Existing Mortgage Liens, as defined below.

3. Consideration.

A. The Aggregate Consideration shall consist of the OP Unit Consideration and the Cash Consideration. The Aggregate Consideration shall be allocated to the Contributors in accordance with Exhibit B to this Agreement. On the Closing Date, the Aggregate Consideration shall be paid by delivering (i) an amount, in cash, by wire transfer of immediately available funds to an account to be designated in writing prior to the Closing Date on behalf of each Contributor, equal to each Contributor’s share of any Cash Consideration set forth next to each such Contributor’s name on Exhibit B to this Agreement, and (ii) a number of OP Units (as defined below) issued and allocated to the Contributors in accordance with Exhibit B to this Agreement. The transfer of the Units to the Contributors shall be evidenced by an amendment (the “Amendment”) to the agreement of limited partnership of the Operating Partnership (the “OP Agreement”). If the Operating Partnership so elects, at Closing, the Operating Partnership may also issue physical certificates representing such Units (the “Certificates”). The parties to this Agreement shall take such additional actions and execute such additional documentation as may be required by the OP Agreement in order to effect the transactions contemplated by this Agreement.

B. At Closing, the Operating Partnership shall cause the REIT to confer upon all of the Contributors the benefits of its Registration Rights Agreement, dated on or before Closing (including any supplement thereto into which the parties shall enter at Closing, the “Registration Rights Agreement”), a copy of which shall be delivered to the Contributors promptly after the execution hereof.

C. “Aggregate Consideration” means the consideration for which the Contributors agree to contribute, transfer, convey and assign the Contributors’ Entire LLC Interest to the Operating Partnership.

D. “Cash Consideration” means an amount of cash, not to exceed $3 million, to be agreed upon by the REIT and Deutsche Bank Securities Inc. and UBS Securities LLC (the “Representatives”).

E. “Expected Gross IPO Proceeds” means an amount equal to (i) the number of shares of the REIT’s common stock set forth on the cover page of the preliminary prospectus used in connection with the marketing of the IPO during the “roadshow,” multiplied by (ii) the Range Mid-Point.

F. “OP Units” mean units of limited partnership interest in the Operating Partnership that, subsequent to the one-year anniversary of the receipt of such units, are redeemable for cash or exchangeable, at the REIT’s option, shares of the REIT’s common stock on a one-for-one basis, subject to certain adjustments.

G. “OP Unit Consideration” means a number of OP Units equal to (i) the Operating Partnership Equity Value, divided by (ii) the Range Mid-Point.

H. “Operating Partnership Equity Value” means the equity value of the Operating Partnership as agreed upon by the REIT and the Representatives for purposes of the marketing of the IPO during the “roadshow.”

I. “Range Mid-Point” means the mid-point of the range set forth on the cover page of the preliminary prospectus used in the “roadshow” marketing of the IPO (or any subsequent free writing prospectus) if such mid-point range is adjusted therein.

4. Tax Treatment. The parties will account for the transactions contemplated hereby for all purposes (including GAAP and tax accounting) as a contribution by the Contributors of their membership interests in the Property LLCs to the Operating Partnership, and, consequently, for U.S. federal income tax purposes, the parties will treat the transactions contemplated hereby (i) in accordance with Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) as an “assets-over” form of transaction pursuant to Treasury Regulation Section 1.708-1(c)(3) with any cash received by the Contributors treated first as the reimbursement of “preformation expenditures” within the meaning of Treasury Regulation Section 1.707-4(d).

5. Term of Agreement. If the Closing (as defined in Section 9.A. of this Agreement) does not occur by one year from the Contract Date (the “Termination Date”), this Agreement shall be deemed terminated and shall be of no further force and effect and no party hereto shall have any further obligations pursuant to this Agreement except as specifically set forth in this Agreement.

6. Existing Mortgage Liens and Guaranties; Ground Leases; SLC Construction.

A. Existing Mortgage Liens and Guaranties. The Operating Partnership acknowledges that each of the Properties is currently encumbered with a first mortgage lien securing the repayment of a construction loan made for the development of each Property as set forth on Exhibit A (“Existing Mortgage Liens”). The Operating Partnership shall acquire the Entire LLC Interests at Closing, and at Closing, the Properties shall be encumbered by the Existing Mortgage Liens. In connection with the Closing, the Operating Partnership shall have the right to cause the Property LLCs to pay off the loans secured by the Existing Mortgage Liens (“Existing Loans”) and procure a release of the Existing Mortgage Liens. The Contributors shall not, however, have any obligation to procure releases of the Existing Mortgage Liens as a condition precedent to the Operating Partnership’s obligation to close hereunder. Furthermore, the Contributors have advised the Operating Partnership that certain of the Existing Loans are further secured by guaranties of payment and performance (the “Guaranties”); and at Closing, the Operating Partnership shall either (a) cause the Guaranties to be released, in their entirety (which release may be conditioned upon the Operating Partnership’s provision of replacement guaranties) or (b) the Operating Partnership shall deliver to the guarantors under the Guaranties (the “Guarantors”) an indemnity agreement pursuant to which the Operating Partnership indemnifies the Guarantors from and against any and all claims, losses, liabilities, actual (but not punitive or consequential) damages, obligations, judgments, causes of action, costs and expenses, including, but not limited to, court costs and attorneys’ fees (collectively, “Losses”) suffered or incurred by any or all of the Guarantors from and after the Closing as a result of, or due to, any breach or default under the Existing Loans which is the result of, or due to, or arises from, any acts or omissions of any or all of the Operating Partnership and its affiliates (the “Guarantors’ Indemnity”). The terms and provisions of the Guarantors’ Indemnity shall be mutually and reasonably acceptable to all of the Operating Partnership, the Contributors and the Guarantors. Prior to or at Closing, and as a condition precedent to the obligations of the Contributors and Operating Partnership to close hereunder, the Contributors shall procure, at the sole cost and expense of the Operating Partnership, any consents required from any or all of the holders of the Existing Loans as a result of the contribution of the LLC Interests without repayment of the Existing Loans (collectively, the “Lender Consents”).

B. Ground Leases. In the event that Ground Lease Consent is required in order to consummate the subject transaction, the Contributors shall use their reasonable, diligent and good faith efforts (but at no out-of-pocket cost or expense to the Contributors) to procure the Ground Lease Consent prior to Closing. The procurement and delivery of such Ground Lease Consent shall be a condition precedent to the Operating Partnership’s obligation to close hereunder to the extent the same may be required.

C. SLC Construction. As discussed above, at the time of the Closing, the SLC Property shall be under development pursuant to the requirements of the SLC Lease. At the Closing, the Operating Partnership shall deliver to the Contributors an indemnity agreement, in form and substance mutually and reasonably satisfactory to the Operating Partnership and the Contributors, pursuant to which (i) the Operating Partnership covenants to (a) cause the SLC LLC to timely, properly and completely satisfy all of the obligations imposed under the SLC Lease on the Property LLC that owns the SLC Property (the “SLC LLC”), (b) enforce, against all contractors, suppliers and materialmen engaged by the SLC LLC to develop the SLC Property pursuant to the requirements of the SLC Lease (collectively, “SLC Contractors”) all of the terms and provisions of any and all contracts into which the SLC LLC enters, or into which a SLC Contractor enters at the direction of the SLC LLC, with any SLC Contractors for the development of the SLC Property (collectively, “SLC Contracts”); and (c) cause the SLC LLC to timely perform and satisfy its obligations under the SLC Contracts; and (ii) the Operating Partnership shall indemnify, defend and hold the Contributors harmless from and against all Losses that any or all of the Contributors may suffer or incur as due to, (x) any failure of the Operating Partnership to timely and properly comply with any or all of the covenants described in (i) above; (y) any breach or default by any or all of the SLC Contractors under the SLC Contracts; and (z) any breach or default by the SLC LLC under the SLC Lease (the “SLC Indemnity”). The SLC Indemnity shall further provide that the Contributors shall not initiate any claims under the SLC Indemnity based upon any alleged default or breach by the SLC LLC under (A) the SLC Lease or (B) the SLC Contracts unless, in the case of (A), the tenant under the SLC Lease has first initiated any claim against any or all of the SLC LLC and the Contributors; or, in the case of (B), any or all of the SLC Contractors have first initiated any claim(s) under any or all of the SLC Contracts against any or all of the SLC LLC and the Contributors.

7. Acceptance Certificate. From the Contract Date until Closing, the Operating Partnership shall have the right to determine in its reasonable and good faith judgment whether or not the Real Property is suitable and satisfactory for the Operating Partnership’s intended use of the Real Property. The Operating Partnership will notify the Contributors in writing on or before the Closing that the Operating Partnership intends to proceed with the acquisition of the Contributors’ LLC Interests (such writing referred to herein as the “Acceptance Certificate”).

8. Survey and Title Matters; Due Diligence.

A. Title Insurance. Promptly after the Contract Date, the Operating Partnership may order, at its option, and at its sole cost and expense, from Chicago Title Insurance Company, 831 East Main Street, Richmond, Virginia 23219, Attention: Christopher Newman (the “Title Company”) a current title insurance commitment for a policy (ALTA) of owner’s title insurance and a copy of all exceptions referred to therein (the “Title Commitment”) with respect to each of the Properties. The Title Commitment shall irrevocably obligate the Title Company to issue an ALTA Title Insurance Policy in the full amount of that portion of the Aggregate Consideration that applies to each of the Properties, respectively, or such other amount as determined by the Operating Partnership (the “Title Policy”), which Title Policy shall insure each Property LLC’s fee simple title to the Real Property, including any non-imputation or fairway endorsement desired by the Operating Partnership. The Operating Partnership will also order, at its sole cost and expense, from the Title Company customary UCC, judgment and bankruptcy searches on the Contributors and the Real Property (collectively, the “Searches”).

B. Survey. The Operating Partnership may order, at its option and at its sole cost and expense, an ALTA survey of each of the Properties (collectively, “Survey”). The legal description of the Properties set forth in the Survey shall be substituted for the description of the Properties set forth herein and such substituted legal description shall be used in other documents, if applicable, to be delivered by the Contributors to the Operating Partnership or the Title Company at Closing with respect to the Properties.

C. Title and Survey Objection. Prior to Closing, the Operating Partnership shall provide the Contributors with written and reasonably detailed notice of any matters set forth in the Title Commitment, Survey or the Searches which are unacceptable to the Operating Partnership, in its reasonable discretion. Any matters set forth in the Title Commitment, Survey or the Searches to which the Operating Partnership does not object, or which have been waived or cured, prior to Closing, shall be referred to collectively herein as the “Permitted Exceptions.” The Existing Mortgage Liens shall also constitute Permitted Exceptions. Furthermore, for purposes of this Agreement, the term, “Permitted Exceptions” shall also mean:

(i) real estate taxes and assessments not yet due and payable;

(ii) covenants, restrictions, easements and other similar agreements, provided that (x) the same are not violated by existing improvements or the current use and operation of the Properties, or (y) the same do not prohibit an expansion of the existing improvements or the construction of any new improvements on the relevant Property;

(iii) zoning laws, ordinances and regulations, building codes and other governmental laws, regulations, rules and orders affecting the Properties, provided that the same are not violated by existing improvements or the current use and operation of the Properties, or if so violated that the same do not materially impair the value of the Properties or that such violation will not result in a forfeiture or reversion of title;

(iv) any minor imperfection of title which (x) does not affect the current use, operation or enjoyment of the Properties, (y) does not render title to the Properties unmarketable or uninsurable, and (z) does not materially impair the value of the Properties;

(v) any leases with third party tenants with respect to the Properties;

(vi) any encroachments or any other matters evidenced by the Property LLC’s existing owner’s policy or the Title Commitment or as disclosed by the Property LLC’s existing survey. The Contributors may elect to have such unacceptable exceptions removed from the Title Commitment or to have such unacceptable exceptions cured to the reasonable satisfaction of the Operating Partnership and the Title Company or surveyor, if applicable. In the event the Contributors, at their sole discretion, fail, or determine not to, cure any such unacceptable exceptions before Closing, then, on the Closing Date, the Operating Partnership shall either (1) waive the Operating Partnership’s objection to said unacceptable exceptions whereupon such unacceptable exceptions shall automatically be deemed to constitute Permitted Exceptions or (2) terminate this Agreement. Notwithstanding anything to the contrary contained in this Section 8.C. or any other provision in this Agreement, the Contributors shall be obligated to cure, satisfy or obtain affirmative title insurance (which affirmative title insurance shall be reasonably acceptable to the Operating Partnership) with regard to any and all Monetary Objections (as hereinafter defined) and any other encumbrance, exception or matter of a liquidated nature and first appearing of record after the Contract Date as a result of or arising by, through or under the voluntary or intentional act or omission of the Contributors (“Other Liquidated Objection”), and if not so addressed by the Contributors to the reasonable satisfaction of the Operating Partnership, the Operating Partnership may use the proceeds of the Aggregate Consideration at Closing to satisfy and pay any Monetary Objection and Other Liquidated Objection not otherwise resolved to the reasonable satisfaction of the Operating Partnership. For purposes of this Agreement, the term “Monetary Objection” shall mean (a) the lien for ad valorem real or personal property taxes, assessments and governmental charges affecting all or any portion of the Real Property which are delinquent, and (b) any final unappealable judgment of record against the Property LLCs in the county or other applicable jurisdiction in which the Real Property is located.

9. Closing Date and Closing Procedures and Requirements.

A. Closing Date. The “Closing Date” or “Closing” of this Agreement and the completion of the acquisition of the Contributors’ LLC Interests by the Operating Partnership shall be on the closing of the IPO or such other post-IPO date upon which the parties mutually agree; provided, however, the conditions of Section 15 and 16 of this Agreement have been met or waived. Closing shall take place at the offices of Gregory Kaplan, PLC, 7 East Second Street, Richmond, Virginia or at such other place as the parties hereto may agree upon and shall be coordinated and conducted with the Title Company’s office.

B. Conveyance of Title and Delivery of Closing Documents.

(i) By the Closing Date, (A) the Contributors shall have delivered (i) all documents attached to this Agreement and incorporated herein by this reference, and (ii) to the extent required by the Code, a non-foreign status affidavit pursuant to Section 1445 of the Code, in the form of Exhibit C, attached to this Agreement and incorporated herein by this reference, duly executed by the Contributors, and (B) the parties hereto shall have submitted to the Title Company any other documents reasonably required by the Title Company for Closing. The Contributors shall provide such normal and customary undertakings, at no cost and expense to the Contributors, as the Title Company may require to issue the Title Policy to the Operating Partnership.

(ii) At Closing, the Operating Partnership shall deliver to the Contributors: (i) the Guarantors’ Indemnity, if applicable; (ii) the Amendment, executed by the REIT, as sole general partner of the Operating Partnership; (iii) a true and complete copy of the Operating Partnership Agreement, certified as such by a duly authorized senior officer of the REIT, as the Operating Partnership’s sole general partner; (iv) counterparts of the Assignments of Membership Interests, duly executed by the Operating Partnership; (v) a closing statement conforming to the relevant provisions of this Agreement (“Closing Statement”); (vi) the Tax Protection Agreement; (vii) the Acceptance Certificate; (viii) the Registration Rights Agreement; (ix) the SLC Indemnity; (x) the Guarantors’ Indemnity, if applicable; and (xi) the Ground Lease Consent, if applicable. At Closing, the Contributors (as applicable) shall deliver executed counterparts of items (ii), (iv), (v), (vi) and (viii).

C. Payment of Aggregate Consideration at Closing and Interest Assignment. On the Closing Date, the Operating Partnership shall transfer the Aggregate Consideration to the Contributors pursuant to Section 3 of this Agreement. Simultaneously with the delivery of the Aggregate Consideration, each Contributor will contribute, transfer, convey, assign and deliver to the Operating Partnership its respective right, title and interest in and to those of the Contributors’ LLC Interests held by such Contributor, free and clear of all Encumbrances in the case of the LLC Interests, by executing and delivering to the Operating Partnership a member interest transfer agreement substantially in the form of Exhibit D attached to this Agreement (“Assignment of Membership Interests”).

D. Closing Costs. The Operating Partnership shall, at Closing, pay any and all title insurance premiums and charges for endorsements (including, but not limited to, any fees for title examination), and any and all escrow fees and recording or filing fees. The Operating Partnership shall also pay for the cost of all inspections, including environmental site assessments and the Survey and the cost of any extended title coverage or special endorsements. Except as otherwise set forth in this Agreement, (i) each party shall pay the fees and costs of its own attorneys and its accounting or financial advisors and their representatives; and (ii) the Contributors shall not be responsible for the payment of any costs or expenses incurred in connection with the subject transaction and contribution. Notwithstanding the foregoing, in no event shall the Operating Partnership be obligated to pay any sales or use, transfer or similar tax payable by virtue of the transfer and contribution or deemed transfer or contribution of personal property, any real estate transfer and transaction taxes and levies relating to the transfer and contribution of the Contributors’ LLC Interests (including, without limitation, any revenue or documentary stamps, transfer tax or similar tax) attributable to, based on, or arising from the Aggregate Consideration Value allocable to the LLC Interests, all of which obligations shall remain those of the Contributors.

E. Post-Closing Real Estate Prorations and Payments. The Contributors have advised the Operating Partnership that (i) under the terms of the Leases (as defined below), rent is paid one (1) month in arrears; and (ii) the Property LLCs (except the SLC LLC) have entered into Supplemental Lease Agreements executed prior to the Contract Date (“SLA”) with respect to each Property except the SLC Property and each SLA constitutes a portion of the Lease for each such Property (other than the SLC Property). Under the terms of the SLAs, the tenants are, among other things, required to make certain payments to the Property LLCs (except the SLC LLC) and, currently, such payment obligations have not been satisfied and may not be satisfied by Closing. As a result of (i) and (ii), the Operating Partnership hereby covenants and agrees that (1) the first payments of rent that are paid to the Property LLCs (except the SLC LLC) after Closing shall be promptly delivered to the Contributors until the Contributors have received all of the monthly rent installments due, under the terms of the Leases (except the SLC Lease), for the period of time to and including the Closing Date; and (2) it shall promptly pay to the Contributors any and all monies that tenants under the SLAs pay to the Property LLCs (except the SLC LLC) in order to satisfy their respective monetary obligations under the SLAs. The provisions of this subsection E shall survive the Closing.

F. Risk of Loss.

(i) If all or any portion of the Real Property is taken, or becomes subject to a pending taking, by eminent domain, or is conveyed in lieu thereof, and such taking or conveyance has a material, adverse effect on the continuing use and operation of the relevant Property, as such Property is operated as of the Contract Date, or if the Property LLCs or any Contributor receive written notice of any rezoning of all or any portion of the Real Property, the Operating Partnership shall have the right and option, at its sole discretion, to terminate this Agreement in its entirety or only with respect to the Property LLC holding title to the affected portion of the Real Property by providing the Contributors with written notice at any time after its receipt of written notification from the Contributors of any such occurrence. If the Operating Partnership elects not to terminate this Agreement (whether in its entirety or on a partial basis), then, as of the Closing, the Contributors shall deliver to the Operating Partnership the amount of any award or other proceeds on account of such taking, conveyance or casualty which have been actually paid to the Contributors or the Property LLCs prior to the Closing Date as a result of such taking, conveyance or casualty (less all costs and expenses, including, without limitation, attorneys’ fees and costs, incurred by the Contributors or the Property LLCs as of the Closing Date in obtaining payment of such proceeds or in repairing or restoring the Real Property) and, to the extent such award or proceeds have not been delivered to the Contributors or the Property LLCs, the Contributors shall assign to the Operating Partnership at Closing (without recourse to the Contributors) any rights of the Contributors to, and the Operating Partnership shall be entitled to receive and retain, all awards for the taking of the Real Property or any portion thereof or conveyance in lieu thereof or insurance proceed payable with respect to any damage, as the case may be (less the costs and expenses described above in this Section 9 to the extent not previously paid to the Contributors out of the award or proceeds for the applicable taking, conveyance in lieu thereof or casualty).

(ii) In the event of any casualty at any Property prior to Closing, the Contributors shall cause the relevant Property LLC to use reasonable and good faith efforts (subject to receipt of insurance proceeds) to repair and restore the Property prior to Closing. If, however, the repair or restoration is not completed prior to Closing, then the parties shall proceed to consummate the Closing and at Closing, the Contributors shall deliver to the Operating Partnership the amount of any insurance proceeds on account of such casualty which have been actually paid to the Contributors or the Property LLCs prior to the Closing Date as a result of such casualty (less all costs and expenses, including, without limitation, attorneys’ fees and costs, incurred by the Contributors or the Property LLCs as of the Closing Date in obtaining payment of such proceeds or in repairing or restoring the Real Property) and, to the extent such proceeds have not been delivered to the Contributors or the Property LLCs, the Contributors shall assign to the Operating Partnership at Closing (without recourse to the Contributors) any rights of the Contributors to, and the Operating Partnership shall be entitled to receive and retain, all insurance proceed payable with respect to any damage (less the costs and expenses described above in this Section 9 to the extent not previously paid to the Contributors out of the proceeds for the casualty).

10. Tax Matters. Certain tax matters shall be governed by the Tax Protection Agreement substantially in the form attached hereto as Exhibit E. At Closing, the parties (and the REIT) shall enter into the Tax Protection Agreement.

11. Representations, Warranties and Covenants of the Contributors. Each Contributor hereby makes the following representations, warranties and covenants (in each case on his or her own behalf and not on the part of or with respect to any other Contributor), each of which is material and being relied upon by the Operating Partnership, each and every one of which is true, correct, and complete, as of the date of this Agreement (unless they expressly provide for a future date), and will be true, correct, and complete as of the Closing Date.

A. Organization and Authority. If the Contributor is an entity, it is a limited partnership, partnership, limited liability company or trust, duly organized or formed, validly existing and in good standing under the laws of the state of its organization or formation. Each Contributor which is an entity has full limited partnership, partnership, limited liability company or trust right, power and authority to execute and deliver this Agreement and to perform all of its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement constitutes the legal, valid and binding obligation of each Contributor, enforceable against it in accordance with its terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity.

B. Ownership.

(i) Each Contributor owns its portion of the Contributors’ LLC Interest indicated on Exhibit A hereto, beneficially and of record, free and clear of any and all Encumbrances. Except for this Agreement, no Contributor has granted any options, warrants, or rights to subscribe to, securities, member interests, rights or obligations convertible into or exchangeable for or given any right to subscribe for or participate in the profits of all or any portion of its respective portion of the Contributors’ LLC Interest. At Closing, upon consummation of the transactions contemplated hereby, the Operating Partnership will acquire the entire legal and beneficial interest in all of such Contributor’s portion of the Contributors’ LLC Interests, free and clear of any and all Encumbrances, all of which portions taken together equal 100% of the economic and other interests comprising the Contributors’ LLC Interests.

(ii) the Contributors are the only owners of the Contributors’ LLC Interests and the Contributors’ LLC Interests represents all membership, economic or other beneficial interest in the Property LLCs;

(iii) none of the Contributors or the Property LLCs has granted to any other person or entity an option to purchase or a right of first refusal upon the Contributors’ LLC Interests, or any portion thereof or any direct or indirect interest therein nor are there any agreements or understandings between any Contributor and any other person or entity with respect to the disposition of the Contributors’ LLC Interests or any portion thereof and no other person or entity holds any membership, economic or other beneficial interest in the Property LLCs;

(iv) except as otherwise disclosed in writing by or on behalf of the Contributors to the Operating Partnership, or in the Title Commitment, and except with respect to Permitted Exceptions, no Contributor has received any written notice, nor has any actual knowledge, that the Property LLCs or the Real Property or any portion or portions thereof is or will be subject to or affected by any special assessments, whether or not presently a lien thereon;

(v) except as otherwise disclosed in writing by or on behalf of the Contributors to the Operating Partnership, or in the Title Commitment, and except with respect to Permitted Exceptions, no Contributor or the Property LLCs has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Real Property; and

(vi) none of the Contributors or the Property LLCs has any actual knowledge or has received any written notice that any present default or breach exists under (A) any Existing Loan or other encumbrance encumbering the Real Property or (B) any covenants, conditions, restrictions, rights-of-way or easements which may affect the Real Property or any portion or portions thereof. Except as otherwise disclosed in writing to the Operating Partnership, or in the Title Commitment, none of the Contributors or the Property LLCs has received any written notices from any Governmental Entity (as defined below), and alleging the existence of any violation of law or governmental regulations with respect to the Real Property.

C. Noncontravention. Neither the entry into nor the performance of, or compliance with, this Agreement by the Contributors has resulted, or will result, in any violation of, or default under, or result in the acceleration of, any obligation under any limited liability company agreement, partnership agreement, regulations, mortgage indenture, lien agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule, or regulation (i) to which any of the Contributors or Property LLCs is a party or by which any of them is bound and (ii) that is applicable to any or all of the Property LLCs, the Contributors, each Contributor’s portion of the Contributors’ LLC Interests or the Properties. The execution and delivery of this Agreement and the performance by each Contributor of its respective obligations hereunder require no further action or approval of any other individuals or entities in order to constitute this Agreement as a binding and enforceable obligation of each Contributor in accordance with its terms subject, as to enforcement, to the bankruptcy, reorganization, insolvency and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

D. Litigation. None of the Contributors or the Property LLC’s has been served with any summons or complaint in connection with, nor to the knowledge of Contributors, is there any threatened, action, suit, or proceeding against any or all of the Property LLCs, the Contributors, each Contributor’s portion of the Contributors’ LLC Interests or the Properties in any court or before any arbitrator or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality which (i) in any manner raises any question affecting the validity or enforceability of this Agreement; (ii) could materially and adversely affect the business, financial position, or results of operations of the Property LLCs; (iii) could materially and adversely affect the ability of any Contributor to perform its obligations hereunder, or under any document to be delivered pursuant hereto; (iv) could create a lien on any Contributor’s portion of the Contributors’ LLC Interests or the Real Property, any part thereof, or any interest therein; or (v) could materially and adversely affect the Property LLCs, such Contributor’s portion of the Contributors’ LLC Interests or the Real Property, any part thereof, or any interest therein (any such matter, “Litigation”). If at any time prior to Closing, any of the Contributors or the Property LLC’s is served with a summons or complaint with respect to any Litigation, the Contributors shall promptly so advise the Operating Partnership in writing.

E. No Consents. Except as may otherwise be set forth in this Agreement, each consent, approval, authorization, order, license, certificate, permit, registration, designation, or filing by or with any governmental agency or body necessary for the execution, delivery, and performance of this Agreement or the transactions contemplated hereby by such Contributor has been obtained or will be obtained on or before the Closing Date.

F. Securities Law Matters.

(i) In acquiring the Units and engaging in this transaction, none of the Contributors is relying upon any representations made to it by the Operating Partnership, or any of the partners, officers, employees, affiliates or agents of the Operating Partnership or the REIT, except with respect to any representations set forth in this Agreement (as such representations may be modified in accordance with the terms of this Agreement). Such Contributor is aware of the risks involved in investing in the Units. Such Contributor has had an opportunity to ask questions of, and to receive answers from, the Operating Partnership or a person or persons authorized to act on its behalf, concerning the terms and conditions of this investment and the financial condition, affairs, and business of the Operating Partnership. Such Contributor confirms that all documents, records, and information pertaining to its investment in the Operating Partnership that have been requested by it, including a complete copy of the organizational documents of each of the Operating Partnership and the REIT, have been made available or delivered to it prior to the date hereof. Such Contributor represents and warrants that each has reviewed such documents and information as Contributor has deemed appropriate, and made its own investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Operating Partnership.

(ii) Such Contributor understands that the OP Units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities acts and are instead being offered and sold in reliance on an exemption from such registration requirements. The Units are being acquired by such Contributor solely for its own account, for investment, and are not being acquired with a view to, or for resale in connection with, any distribution, subdivision, or fractionalization thereof, in violation of such laws, and no Contributor has any present intention to enter into any contract, undertaking, agreement or arrangement with respect to any such resale. Such Contributor understands that the OP Agreement will impose certain restrictions with respect to the transfer of the Units and, if the Operating Partnership elects to issue the Certificates, the Certificates will contain the following legend reflecting the requirement that the Units cannot be resold without registration under such laws or the availability of an exemption from such registration:

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO US FEDERAL PROPERTIES PARTNERSHIP, LP, AN OPINION OF COUNSEL SATISFACTORY TO US FEDERAL PROPERTIES PARTNERSHIP, LP, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS

(iii) Each Contributor is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act.

(iv) Each Contributor represents severally that neither it nor any affiliate of such Contributor is a member, affiliate of a member or person associated with a member of the Financial Industry Regulatory Authority (“FINRA”). Such Contributor further represents severally that neither it nor any of its affiliates owns any stock or other securities of any FINRA member not purchased in the open market, or has made any outstanding subordinated loans to an FINRA member. (A company or natural person is presumed to control a member of the FINRA and is therefore presumed to constitute an affiliate of such member if the company or person is the beneficial owner of 10% or more of the outstanding securities of a member which is a corporation. Additionally, a natural person is presumed to control a member of the FINRA and is therefore presumed to constitute an affiliate of such a member if such person has the power to direct or cause the direction of the management or policies of such member.)

G. Tax Matters. Each Contributor (or, if such Contributor is not a natural person, any beneficial owners of such Contributor) represents and warrants that each has obtained from its own counsel advice regarding the tax consequences of (i) the transfer of such Contributor’s portion of the Contributors’ LLC Interests to the Operating Partnership and the receipt of the Aggregate Consideration, as consideration therefor, (ii) each Contributor’s receipt of the allocated Units; and (iii) any other transaction contemplated by this Agreement. Each Contributor (or, if such Contributor is not a natural person, any beneficial owners of such Contributor) further represents and warrants that it has not relied on the REIT, the Operating Partnership, any other Contributor or any such party’s respective affiliates, representatives, counsel or other advisors and their respective representatives for such tax advice.

H. Bankruptcy with Respect to the Property LLCs or Contributors. No Act of Bankruptcy has occurred with respect to the Property LLCs or any Contributor. As used herein, “Act of Bankruptcy” shall mean if any Property LLC or any Contributor shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts as they become due, (iii) make a general assignment for the benefit of its creditors, (iv) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (v) be adjudicated bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, receivership, dissolution, winding-up or composition or adjustment of debts, (vii) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (viii) take any entity action for the purpose of effecting any of the foregoing.

I. Brokerage Commission. Neither the Property LLCs nor any Contributor has engaged the services of, any real estate agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein on account of any action by any Contributor. Each Contributor hereby agrees to indemnify and hold the Operating Partnership, the REIT and their respective employees, directors, partners, affiliates and agents harmless against any claims, liabilities, damages or expenses actually suffered or incurred by any of the indemnified parties and directly arising out of a breach of the foregoing provisions of this Subsection I. This indemnification shall survive Closing or any termination of this Agreement for a period of one (1) year.

J. Further Representations and Warranties. Each of the following statements is true, correct and complete as of the date of this Agreement (unless they expressly provide for a future date), and will be true, correct and complete as of the Closing Date:

(i) Property LLC Operations; Formation. Each Property LLC was formed in the state of organization and on the date set forth on Exhibit A as a limited liability company for the purpose of owning and holding the Real Property. Since the date of its formation, each Property LLC has not owned or held any material assets other than the Real Property and other than (x) those assets that are included in the Real Property and (y) those immaterial assets that were used or disposed of in the ordinary course of business of such Property LLC in owning the Real Property. Since the date of its formation, each Property LLC has not operated or conducted any other trade or business other than the ownership of the Real Property.

(ii) Liabilities; Indebtedness. Except with respect to the Permitted Exceptions, none of the Contributors has incurred any indebtedness related to such Contributor’s portion of the Contributors’ LLC Interests.

(iii) Environmental Conditions. To the knowledge of the Contributors, no Property LLC or Contributor has received any written notice from the United States Environmental Protection Agency or any other Governmental Entity that regulates Hazardous Substances or public health risks or other environmental matters or any other private party or Person alleging (1) the presence or Release, at any of the Properties, of (x) any Hazardous Substance and (y) which Hazardous Substance would cause the Real Property to be in violation of any applicable Environmental Laws, or (2) that the Properties are not in compliance with applicable Environmental Laws. None of the Property LLCs or the Contributors has been served with any summons and complaint with respect to any litigation, nor has any of the Property LLCs or the Contributors received any written notice, from any Governmental Entity, of any pending investigation, where such litigation or investigation concerns the alleged presence of any Hazardous Substances located in, on or under or upon any of the Properties, nor to the actual knowledge of the Contributors, has any such litigation been threatened, in writing delivered to the Contributors or Property LLCs, in the last twelve (12) months by any Governmental Entity of any third party.

(iv) No Continuing Obligations. To the knowledge of the Contributors, none of the Contributors and the Property LLC is a party to any written contract with any Governmental Entity or any person pursuant to which any Property LLC or any of the Contributors have any indemnity or other continuing obligation with respect to (i) the remediation or investigation of any condition resulting from the treatment, storage, or release of Hazardous Substances; or (ii) any actual or potential non-compliance with Environmental Laws.

(v) Compliance With Laws. To the knowledge of the Contributors, none of the Contributors or the Property LLCs has received any written notice from any Governmental Entity of the institution of any proceedings relating to the revocation or modification of any certificates, authorities or permits issued by any state or federal agencies or bodies necessary to conduct the business to be conducted by such Property LLC which, singly or in the aggregate, if the subject of an unfavorable decision, ruling, or finding, would materially and adversely affect the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Real Property or such Property LLC. To the knowledge of the Contributors, none of the Property LLCs nor the Contributors has received any written notice from any Governmental Entity alleging the existence of any violation of any applicable zoning, building or safety code, rule, regulation or ordinance, or of any employment, wetlands or other regulatory law, order, regulation or other requirement, including without limitation the Americans With Disabilities Act or any restrictive covenants or other easements, encumbrances (other than the Mortgage Liens) or agreements, relating to the Real Property, which remains uncured and would materially and adversely affect the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Property LLC or the Real Property. None of the Property LLCs nor the Contributors has received any written notice from any Governmental Entity indicating that any inquiry, complaint, proceeding or investigation (excluding routine, non-violative matters or routine periodic inspections) is contemplated or, to the actual knowledge of the Contributors, is pending regarding compliance of any Property with any laws.

(vi) Condemnation and Moratoria. To the knowledge of the Contributors, none of the Contributors or the Property LLCs has received any written notice from any Governmental Entity, of any (i) pending or threatened condemnation or eminent domain proceedings, or negotiations for purchase in lieu of condemnation, which affect or would affect any material portion of the Real Property; (ii) pending or threatened moratoria on utility or public water or sewer hook-ups or the issuance of permits, licenses or other inspections or approvals necessary in connection with the construction or reconstruction of improvements which affect or would affect any portion of the Real Property; or (iii) pending or threatened proceeding to change adversely the existing zoning classification as to any portion of the Real Property.

(vii) Defaults. No Contributor nor any of the Property LLCs has given or received any written notice of any uncured default with respect to any agreement to which a Property LLC is a party and that affects the Properties, and, to the Contributors’ knowledge, no event has occurred or is threatened, which through the passage of time or the giving of notice, or both, would constitute a material default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a Lien upon any Property, except for Permitted Exceptions.

(viii) Ground Leases. The Ground Lease listed on Exhibit F attached hereto is the only Ground Lease in which any of the Property LLCs hold an interest as lessee or tenant. The Ground Lease is in full force and effect, except as limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and general equitable principles. None of the Contributors or the Property LLCs has received any written notice from any ground lessor under the Ground Lease alleging the existence of any default on the part of the Property LLC thereunder. To the actual knowledge of the Contributors, the ground lessor under the Ground Lease is not in default and is not presently the subject of any voluntary or involuntary bankruptcy or insolvency proceedings. The Property LLC is not in default under the Ground Lease, and, to the actual knowledge of the Contributors, no event has occurred which with the passage of time or the giving of notice (or both) would constitute a default by the Property LLC under the Ground Lease.

(ix) Permits. No written notice has been received by any Property LLC from any Governmental Entity that a Property is in material violation of the terms and conditions of any Permit applicable thereto or that any Permit not in effect is required for the lawful operation of such Property as currently conducted. True, complete and correct copies of all Permits and all amendments and supplements thereto have been delivered to the Operating Partnership prior to the date hereof.

(x) GSA Leases. All Leases encumbering the Properties are set forth on Exhibit G hereto (the “Leases”). Exhibit G accurately identifies each Lease at the Properties, including all of the agreements, amendments, supplements and other documents that evidence or govern such Leases. To the actual knowledge of the Contributors, (1) no rent or other payment due from the tenant under any Lease is delinquent for greater than thirty (30) days past its due date or has been paid more than one month in advance of its due date, (2) no default, or event or condition which, upon written notice or the passage of time or both, will mature into a default, exists under any Lease on the part of the landlord or on the part of the tenant, (3) there is no remaining right in any tenant under any Lease to any “free” rent, rent abatement (other than upon damage to or destruction or condemnation of the leased premises) or other rent concession, (4) except as is otherwise expressly provided in the SLC Lease, there is no remaining obligation, present or contingent, on the part of any Property LLC to pay any commission, finder’s fee or similar compensation with respect to the current term of any Lease and (5) none of the tenants under any Lease is subject to any bankruptcy, reorganization, insolvency or similar proceedings. True, complete and correct copies of the Leases listed on Exhibit G, including all of the agreements, amendments, supplements thereto have been delivered to the Operating Partnership. There are no residential tenancies or occupancies at any of the Properties.

As used in this Section J, the following terms shall have the following meanings:

(a) “Environmental Laws” means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, demands, approvals, authorizations and similar items of any Governmental Entity and all applicable judicial, administrative and regulatory decrees, judgments and orders relating to the protection of human health or the environment as in effect on the date of hereof, including but not limited to those pertaining to reporting, licensing, permitting, investigation, removal and remediation of Hazardous Substances, including without limitation: (x) the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251), the Safe Drinking Water Act (42 U.S.C. 300f et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), the Endangered Species Act (16 U.S.C. 1531 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. 11001 et seq.), and (y) applicable state and local statutory and regulatory laws, statutes and regulations pertaining to Hazardous Substances.

(b) “Hazardous Substance” means any substance which is controlled, regulated or prohibited under any Environmental Law as in effect as of the date hereof.

(c) “Release” shall have the same meaning as the definition of “release” in the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) at 42 U.S.C. Section 9601(22).

(d) “Liens” means any mortgages, pledges, liens, options, charges, security interests, mortgage deed, restrictions, prior assignments, encumbrances, covenants, encroachments, assessments, purchase rights, rights of others, licenses, easements, voting agreements, liabilities or claims of any kind or nature whatsoever, direct or indirect, including, without limitation, interests in or claims to revenues generated by such property.

(e) “Permits” means all licenses, permits, variances, and certificates issued by a Governmental Entity and used in connection with the ownership, operation, use, or occupancy of each of the Properties (including certificates of occupancy, business licenses, state health department licenses, licenses to conduct business and all such other permits, licenses and rights, obtained from any Governmental Entity concerning ownership, operation, use, or occupancy of such Property).

(j) “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or governmental entity.

(xi) Taxes. (x) All returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a governmental authority with respect to taxes (“Tax Returns”) with respect to the Property LLCs and their assets that are required to have been filed in any jurisdiction, and all taxes shown to have been due and payable on such Tax Returns have been paid or set aside in accounts for payment, or accrued or reserved in cash for such payments on its books and records, and neither the Contributors nor the Property LLCs are presently under audit by any governmental authority with respect to any such taxes. (y) Such Tax Returns have been accurately prepared and the Property LLCs are partnerships for federal income tax purposes and have not elected to be treated as corporations for federal tax purposes. (z) The Contributors have made available to Operating Partnership accurate and complete copies of all of the Tax Returns of the Property LLCs for all periods, except those periods for which returns are not yet due, and the Property LLCs have not received any written notice of any alleged tax deficiency outstanding, proposed or assessed against or allocable to it, and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or executed or filed with any governmental authority any contract now in effect extending the period for assessment or collection of any taxes against it. (aa) There are no liens for taxes upon, pending against or, to the Contributors’ knowledge, threatened against, any asset of the Property LLCs, and the Property LLCs are not subject to any tax allocation or sharing contract. (bb)The Property LLCs have, since the date of their formation, been treated as partnerships for federal income tax purposes, and none of the Contributors, the Property LLCs or, to Contributors’ knowledge, any governmental authority has taken a contrary position. (cc) The Contributors are United States persons not subject to withholding under Section 1446 of the Code. (dd)

The Property LLCs have not been a member of an affiliated group filing a consolidated Tax Return or have no liability for taxes of any person under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-US law) as a transferee or successor by contract or otherwise. (ee) Neither the Contributors nor the Property LLCs have been a party to any “listed transaction” or “transaction of interest” as defined in Code Section 6706(A)(c)(2) and the regulations promulgated thereunder.

L. Representations True and Correct. Subject to the provisions of this Agreement with respect to the potential modification or amendment of the representations, warranties and covenants made under this Agreement by the Contributors, the Contributors hereby represent and warrant that this Agreement does not, and on the Closing Date will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements herein not misleading. In the event that changes occur as to any material information, documents or exhibits referred to in this Agreement, of which any Contributor has knowledge and such change shall cause any of the preceding representations and warranties to be rendered untrue, in any material respect, such Contributor will promptly disclose the same to the Operating Partnership; and, in the event of any such material change, the Operating Partnership may, at its election and in its reasonable discretion, terminate this Agreement in writing, on or before the Closing Date, in the event that the Contributors fail, for any reason, to cure the resulting breach of such warranty or representation on or before the Closing Date and to the reasonable satisfaction of the Operating Partnership.

M. Payment of Debts. The Contributors hereby covenant and agree that they shall cause the Property LLC’s to pay or establish reserves (which shall not be subject to distribution) for all of their respective debts, expenses, accounts payable and other financial obligations as the same become due and to take such further action with respect to the same as required under the respective operating agreement of each Property LLC.

N. AS-IS, WHERE-IS. Except as expressly set forth in this Section 11, Contributors make no express or implied warranty of any kind whatsoever. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED AND EXCEPT TO THE LIMITED AND SPECIFIC EXTENT PROVIDED HEREIN TO THE CONTRARY, THE CONTRIBUTIONS OF THE LLC INTERESTS SHALL OCCUR ON A STRICT AND ABSOLUTE “AS-IS,” “WHERE-IS” BASIS.

O. Knowledge. All references in this Agreement to “Contributors’ knowledge,” “Contributors’ actual knowledge,” or words of similar import shall refer only to the actual (as opposed to deemed, imputed or constructive) knowledge of Cathleen Baier, Richard Baier and Daniel Carr, after reasonable inquiry and, notwithstanding any fact or circumstance to the contrary, shall not be construed to refer to the knowledge of any other person or entity. All references to “Operating Partnership’s knowledge” or words of similar import shall refer to the actual (as opposed to deemed, imputed or constructive) knowledge, after reasonable inquiry, of the senior officers of the REIT, in its capacity as sole general partner of the Operating Partnership.

12. Representations and Warranties of the Operating Partnership. The Operating Partnership hereby makes the following representations and warranties, each of which is (x) material and being relied upon by each Contributor, (y) true, correct, and complete as of the date of this Agreement (unless they expressly provide for a future date) and (z) will be true, correct, and complete as of the Closing Date:

A. Organization and Authority. The Operating Partnership is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has full limited partnership right, power, and authority to execute and deliver this Agreement and to perform all of its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the performance by each of the Contributees of its obligations hereunder have been duly authorized by all requisite limited partnership action and require no further action or approval of the Operating Partnership’s partners, officers, or of any other individuals or entities in order to constitute this Agreement as a binding and enforceable obligation of such entity in accordance with its terms subject, as to enforcement, to the bankruptcy, reorganization, insolvency and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. This Agreement constitutes the legal, valid and binding obligation of the Operating Partnership, enforceable against it in accordance with its terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity.

B. Noncontravention. Neither the entry into nor the performance of, or compliance with, this Agreement by the Operating Partnership has resulted, or will result, in any violation of, or default under, or result in the acceleration of, any obligation under its operating agreement, or any material mortgage, indenture, lien agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule, or regulation applicable to the Operating Partnership or the REIT.

C. Litigation. There is no action, suit, or proceeding, pending or, to the knowledge of the Operating Partnership, threatened, against or affecting either or both of the Operating Partnership and the REIT in any court or before any arbitrator or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality which in any manner raises any question affecting the validity or enforceability of this Agreement or could materially and adversely affect the ability of either or both of the Operating Partnership and the REIT to perform its obligations under this Agreement, or under any document to be delivered pursuant to this Agreement.

D. Units Validly Issued. The Units to be issued to the Contributors hereunder shall be duly and validly authorized and issued, free of any preemptive or similar rights or any encumbrances, other than encumbrances arising under applicable securities laws, or any lockup agreement to which the Contributors become a party.

E. Consents. Except as may otherwise be set forth in this Agreement, each consent, approval, authorization, order, license, certificate, permit, registration, designation, or filing by or with any governmental agency or body necessary for the execution, delivery, and performance of this Agreement or the transactions contemplated hereby by the Contributees has been obtained or will be obtained on or before the Closing Date.

F. Brokerage Commission. The Operating Partnership has not engaged the services of any real estate agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein on account of any action by the Operating Partnership. The Operating Partnership hereby agrees to indemnify and hold each Contributor harmless against any claims, liabilities, damages or expenses arising out of a breach of the foregoing. This indemnification shall survive Closing or any termination of this Agreement.

G. Representations True and Correct. In the event that changes occur as to any material information, documents or exhibits referred to in this Agreement, of which the Operating Partnership has knowledge and such change shall cause any of the preceding representations and warranties to be rendered untrue, in any material respect, such entity will promptly disclose the same to the Contributors; and, in the event of any such material change, the Contributors may, at their election, terminate this Agreement in writing, on or before the Closing Date, in the event that the Operating Partnership fail, for any reason, to cure (on or before the Closing Date) the resulting breach of such warranty or representation to the reasonable satisfaction of the Contributors.

13. Tax Covenants. Each Contributor (or, if such Contributor is not a natural person, any beneficial owners of such Contributor) shall provide (but at no out-of-pocket expense to the Contributors) the Operating Partnership with such cooperation and information with respect to taxes relating to any or all of (i) the Property LLCs, (ii) any of the Contributors’ LLC Interests, or (iii) the Real Property as is reasonably requested by the Operating Partnership and as is reasonably in the control or possession of the Contributors; and shall cooperate (but, again, at no out-of-pocket expense to the Contributors) with the Operating Partnership with respect to its filing of tax returns. The Operating Partnership shall promptly notify the applicable Contributor in writing upon receipt by the Operating Partnership or any of its affiliates of notice of (i) any pending or threatened tax audits or assessments relating to any Contributor, the Property LLCs or any part of the Contributors’ LLC Interests or the Real Property and (ii) any pending or threatened federal, state, local or foreign tax audits or assessments of the Operating Partnership or any of its affiliates, in each case which may affect the liabilities for taxes of such Contributor with respect to any tax period ending on or before the Closing Date. Each Contributor (or, if such Contributor is not a natural person, any beneficial owners of such Contributor) shall promptly notify the Operating Partnership in writing upon receipt by such Contributor or its beneficial owners, as applicable, of written notice of any pending or threatened federal, state, local or foreign tax audits or assessments relating to the Property LLCs, any part of the Contributors’ LLC Interests, or the Real Property. The Operating Partnership and each Contributor or its beneficial owners, as applicable, may participate, each at its own expense, in the prosecution of any claim or audit with respect to taxes attributable to any taxable period ending on or before the Closing Date, provided, that such Contributor or its beneficial owners, as applicable, shall have the right to control the conduct of any such audit or proceeding or portion thereof and such Contributor (or its beneficial owners) shall have potential liability for the payment of any additional taxes attributable to any taxable period ending on or before the Closing Date, and the Operating Partnership shall have the right to control any other audits and proceedings. Notwithstanding the foregoing, neither the Operating Partnership nor any Contributor (or, if such Contributor is not a natural person, any beneficial owners of such Contributor) may settle or otherwise resolve any such claim, suit to proceeding which could have an adverse tax effect on the other party or its owners without the consent of the other party, such consent not to be unreasonably withheld or delayed. Each Contributor (or, if such Contributor is not a natural person, any beneficial owners of such Contributor) and the Contributees shall retain all tax returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such tax returns and other documents relate and until the final determination of any tax in respect of such years.

14. Waivers of Rights Under Agreements. As of the Closing Date, each Contributor waives and relinquishes all rights and benefits otherwise afforded to such Contributor under any agreement relating to the Contributors’ LLC Interests or the Real Property including, without limitation, any rights of appraisal, rights of first offer or first refusal, buy/sell agreements, and any right to consent to or approve of the sale or contribution of its interest (including its portion of the Contributors’ LLC Interests) in the Property LLCs or the Real Property to the Operating Partnership or any direct or indirect subsidiary thereof.

15. Conditions Precedent to the Obligations of the Operating Partnership. The Operating Partnership’s obligation to perform any obligation provided for in this Agreement is conditioned upon the occurrence of the following conditions on or before the Closing Date:

A. The obligations of each Contributor contained in this Agreement to be performed by them shall have been duly performed by them on or before the Closing Date and the Contributors shall not have breached, in any material respect, any of their covenants or agreements contained herein and failed to cure such breach.

B. Concurrently with the Closing, each Contributor shall have executed and delivered to the Operating Partnership the documents required to be delivered pursuant to Section 9.B., Section 9.C. and Section 10 of this Agreement.

C. Each Contributor shall have obtained and delivered to the Operating Partnership any consents or approvals of any Governmental Entity or, except as otherwise provided above with respect to the Lender Consents, third parties (including, without limitation, any lenders and lessors) required to consummate the transactions contemplated by this Agreement. As used herein, the term “Governmental Entity” means any governmental agency or quasi-governmental agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

D. No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Entity that prohibits the consummation of the transactions contemplated hereby, and no litigation or governmental proceeding seeking such an order shall be pending or threatened.

E. The Title Company shall be irrevocably committed to issuing a Title Policy upon Closing insuring ownership of the Real Property in the name of the Operating Partnership or its nominee or assignee in the amount equal to that portion of the Aggregate Consideration respectively allocable to each Property, or such other amount as determined by the Operating Partnership in accordance with Section 8 hereof, subject only to Permitted Exceptions.

F. There shall be no pending actions, suits or proceedings of any kind or nature whatsoever, legal or equitable, affecting the Contributors’ LLC Interests, the Property LLCs or any part of the Real Property or any portion or portions thereof in any material way, or relating to or arising out of the ownership of the Property LLCs or the Property LLCs’ ownership of the Real Property, in any court or before or by a federal, state, county, municipal department, commission, board, bureau, or agency or other governmental instrumentality having jurisdiction over the Properties.

G. The IPO has closed, or will be closed simultaneously with the Closing.

Any or all of the foregoing conditions may be waived by the Operating Partnership in its sole and absolute discretion.

16. Conditions to the Contributor’s Obligations. Each Contributor’s obligation to perform any obligations provided for in this Agreement is conditioned upon the occurrence of the following conditions on or before the Closing Date:

A. The representations, warranties and covenants of the Operating Partnership contained in this Agreement shall be true and correct as of the Closing Date.

B. The obligations contained in this Agreement to be performed by either or both of the Operating Partnership and the REIT shall have been duly performed on or before the Closing Date and the Operating Partnership shall not have breached any of its covenants or agreements contained herein.

C. The Operating Partnership shall deliver to the Contributors a written confirmation from the REIT’s transfer agent, attesting to the registration of the Units on the books and records of the Operating Partnership.

D. The Operating Partnership shall deliver to the Contributors a copy certified by the Secretary of State of the State of Maryland of the Articles of Incorporation of the REIT and a certified good standing certificate for the REIT from the State of Maryland; (ii) a copy certified by the Secretary of State of the State of Delaware of (a) the certificate of limited partnership of the Operating Partnership and (b) a good standing certificate of the Operating Partnership; and (iii) a certified good standing certificate for the REIT and the Operating Partnership from the state(s) in which the Properties and the Acquisition Properties are located;

E. The Operating Partnership shall accept the assignment and contribution of the LLC Interests and the PSA Interests by its delivery of executed counterparts of the Assignments of Membership Interests and the Assignment of Contracts.

F. Such other documents and instruments as may reasonably be required by Contributors and their respective counsel or the Title Company and that are necessary to consummate the transaction which is the subject of this Agreement and to otherwise effect the agreements of the parties hereto.

G. No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Entity that prohibits the consummation of the transactions contemplated hereby, and no litigations or governmental proceeding seeking such an order shall be pending or threatened.

H. The IPO has closed or will be closed simultaneously with the Closing.

Any or all of the foregoing conditions may be waived by the Contributors in their sole and absolute discretion; provided, however, the condition in Section 16.H. of this Agreement may only be waived pursuant to Section 9.A. of this Agreement.

17. Survival of Representations and Warranties; Indemnity for Breach by Contributors.

A. Subject to the agreements in Sections 4 and 10 hereof, all representations and warranties of the Contributors and the Operating Partnership in this Agreement shall survive the Closing for a period of one (1) year after the Closing Date; provided, however, the representations and warranties of the Contributors in Section 11(J)(vii) shall survive until the expiration of the applicable statute of limitations.

B. Each Contributor hereby, jointly and severally, agrees to indemnify and hold the Operating Partnership and its respective employees, directors, partners, affiliates and agents (collectively, the “Operating Partnership Indemnified Parties”) harmless of and from all Losses actually suffered or incurred by the Operating Partnership Indemnified Parties as a result of, or by reason of any breach of such Contributor’s representations, warranties or covenants contained in this Agreement and any exhibit or attachment to this Agreement, provided, however, that (a) the valid claims for all such breaches collectively aggregate more than Fifty Thousand No/100 Dollars ($50,000.00), and (b) written notice containing a description of the specific nature of such breach shall have been delivered by the Operating Partnership Indemnified Party to the Contributors prior to the expiration of said one (1) year survival period. The maximum amount that the Operating Partnership shall be entitled to collect from the Contributors in connection with all claims for indemnity resulting from all breaches by the Contributors of any representation or warranty made by the Contributors, or the failure of any covenants of the Contributors shall in no event exceed the value of the OP Unit Consideration paid to each Contributor, valued at the Range Mid-Point of the REIT’s stock at IPO. The Contributors shall have the option to pay all or any portion of any Losses pursuant to the preceding indemnity in cash, or may instead satisfy any obligation to pay any such Losses to the Operating Partnership through an assignment of Units, with each Unit valued at the same value as a share of REIT stock on the date on which the Contributors assign the Unit to the Operating Partnership. If the Operating Partnership is notified in any document, or in writing by the Contributors, or otherwise becomes aware (which awareness shall be deemed to have occurred if and to the extent that the Operating Partnership is provided with access to books, records or other materials that directly contradict a representation or warranty made by the Contributors), that any representation or warranty made by the Contributors is not true or correct as of the Contract Date, or that any such representation or warranty is not true or correct on or before the Closing; or if the Operating Partnership is notified in any document, or in writing by the Contributors, or otherwise becomes aware (which awareness shall be deemed to have occurred if and to the extent that the Operating Partnership is provided with access to books, records or other written material that directly indicates a covenant of the Contributors has not been satisfied), that the Contributors have failed to perform any covenant and agreement herein contained and the Operating Partnership shall nevertheless accept the Contribution of the LLC Interests notwithstanding such fact, the Operating Partnership shall not be entitled to seek indemnity from the Contributors due to such representation or warranty failing to be true or correct (and the Operating Partnership shall not be entitled to rely on such representation or warranty), or such covenant(s) and agreement(s) having failed to be performed by the Contributors.

C. The provisions of this Section 17 shall survive the Closing.

18. Indemnity by Operating Partnership.

A. The Operating Partnership hereby agrees to indemnify and hold the Contributors and their respective employees, directors, partners, members, trustees, affiliates and agents (collectively, the “Contributor Indemnified Parties”) harmless of and from (i) all Losses which any of them actually suffers or incurs as a direct result of, by direct reason of, any breach of the Operating Partnership’s representations or warranties contained in and/or all of this Agreement and any exhibit or attachment to this Agreement or breach of any covenant or agreement made or to be performed by the Operating Partnership pursuant to this Agreement, including any Exhibit hereto, and (ii) any fees, expenses and costs to be paid by the Operating Partnership pursuant to Section 9.D hereof.

B. Any claim for indemnification under this Section 18 must be asserted in writing, stating the nature of such claim and the basis for indemnification therefor. Any claim for indemnification arising only from a breach of any representation or warranty made by the Operating Partnership under this Agreement (“Rep/Warranty Claims”) must be asserted within one year after the Closing. If so asserted in writing within one year after the Closing, all Representation/Warranty Claims for indemnification shall survive until resolved by mutual agreement between the Contributors and the Operating Partnership or by judicial determination, but the foregoing shall apply to Rep/Warranty Claims only if they were timely made pursuant to the second sentence of this Section 18. Notwithstanding the foregoing, any claim for breach of Section 4 hereof must be so asserted prior to expiration of the applicable statute of limitations (in lieu of the one-year period set forth above).

C. The provisions of this Section 18 shall survive the Closing.

19. Injunctions. Each Contributor agrees that irreparable damage would occur to the Operating Partnership in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Operating Partnership shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by such Contributor and to enforce specifically the terms and provisions hereof in any federal or state court in the State of Delaware (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which the Operating Partnership is entitled under this Agreement.

20. Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void; provided that the Operating Partnership may assign all of its rights and duties under this Agreement to an “affiliated company” (as hereafter defined) without the written consent of the Contributors. An “affiliated company” shall mean an entity that controls, is controlled by, or is under common control with, the Operating Partnership.

21. Successors and Assigns. The rights and obligations created by this Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, receivers, trustees, successors and permitted assigns.

22. Governing Law. This Agreement and all transactions contemplated hereby shall be governed by, construed and enforced in accordance with the laws of the State of Delaware.

23. Third Party Beneficiary. Except as specifically set forth in this Agreement, no provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or other rights of any kind in any customer, affiliate, stockholder, partner, member, director, officer, or employee of any party to this Agreement or any other person or entity.

24. Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, and other purposes of the void or unenforceable provision and to execute any amendment, consent, or agreement deemed necessary or desirable by the Operating Partnership to effect such replacement.

25. Reliance. Each party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other party to this Agreement and that it has or will consult with its own advisors.

26. Certain Securities Matters. No sale of Units is intended by the parties by virtue of their execution of this Agreement. Any sale of Units contemplated under this Agreement will occur, if at all, upon the Closing.

27. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to the Contributors, to

Contributors’ Agent:

Richard Baier

4705 Central Street

Kansas City, MO 64112

Fax Number:

With a copy to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 West Madison, Suite 3900

Chicago, Illinois 60606

Attn: Suzanne Bessette-Smith

Fax Number: (312) 984-3150

If to the Operating Partnership, to:

4705 Central Street

Kansas City, MO 64112

Fax Number: ____________

With a copy to:

Robert R. Kaplan, Jr., Esq.

c/o Gregory Kaplan, PLC

7 East Second Street

Richmond, Virginia 23224

Fax Number: (804) 916-9117

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 27, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 27, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 27, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 26). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto in accordance with this Section 26.

28. Time of the Essence. Time is of the essence of this Agreement.

29. Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that allof the Contributors and the Operating Partnership have contributed substantially and materially to the preparation of this Agreement. The headings of various Sections in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.

30. Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

31. Weekends, Holidays, Etc. If the time period by which any right, option or election provided for under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which Closing must be held, expires on a day which is a Saturday, Sunday, or official federal or a state holiday for the State of Delaware, then such time period shall be automatically extended through the close of business on the next business day.

32. Further Assurances. From time to time, at either party’s request, whether on or after Closing, and without further consideration, the other party shall execute and deliver any further instruments of conveyance and take such other actions as the requesting party may reasonably require to complete more effectively the transfer of the Contributors’ LLC Interests and the Real Property to the Operating Partnership. Contributors shall not, however, be required to incur any out-of-pocket expense in order to satisfy or comply with a request from the Operating Partnership.

33. Dispute Resolution. In the event of any dispute between the Contributors and the Operating Partnership under this Agreement, the parties shall submit any such dispute to binding arbitration in accordance with the following procedures: Either any or all of the Contributors, on the one hand, or the Operating Partnership, on the other hand (the “Disputing Party”), may deliver written notice (“Dispute Notice”) to the other (“Responding Party”) contending that a breach or threatened breach of this Agreement has occurred (the “Disputed Occurrence”), and advising the Responding Party of the breach or alleged breach of this Agreement. Such dispute shall be resolved by binding arbitration before JAMS Endispute (“JAMS”). It is the intention of the parties that they rely on binding arbitration in lieu of judicial dispute resolution. A copy of the Dispute Notice shall be simultaneously delivered to the Chicago office of JAMS. Arbitration proceedings shall commence no later than thirty (30) days after delivery of the Dispute Notice, pursuant to the following procedure:

A. Selection of Arbitrator. The arbitration proceeding shall be conducted in [Chicago, Illinois], by a single arbitrator (the “Arbitrator”), who shall be selected pursuant to the provisions of this Section 33. The Dispute Notice shall direct JAMS to assemble a list of five proposed independent arbitrators, none of whom may be related to, or affiliated with, any or all of the Contributors and the Operating Partnership. Within ten (10) days of delivery of the Dispute Notice, JAMS shall deliver its list of the names of those five proposed independent arbitrators to the Contributors and the Operating Partnership. No later than five (5) business days after delivery of said list of proposed independent arbitrators to each of the Contributors and the Operating Partnership by JAMS, the Contributors and the Operating Partnership shall cause a meeting to occur between their respective spokespersons (or their authorized representatives), which meeting may occur telephonically or in person, whichever is mutually and reasonably acceptable to the Contributors and the Operating Partnership. At that meeting, the two spokespersons shall examine the list of five names submitted to the Contributors and the Operating Partnership by JAMS and they shall each eliminate two of those names, and the sole remaining proposed arbitrator shall be the Arbitrator. In order to eliminate four of the proposed arbitrators whose names were submitted by JAMS, first, the spokesperson for the Responding Party shall eliminate a proposed arbitrator of his choice and then the Disputing Party’s spokesperson shall eliminate a proposed arbitrator of his choice. The two spokespersons shall continue to eliminate names from JAMS’ list in this manner until each of them has eliminated two names, and they have selected the Arbitrator. The two spokespersons shall immediately notify JAMS, in writing and by telephone, of the name of the Arbitrator, and they shall direct JAMS to contact the Arbitrator in order to schedule the commencement of the arbitration proceedings within the required time period described above. In the event that the chosen Arbitrator is not available to commence the Arbitration proceedings within the thirty (30) day time limit specified herein, the Contributors and the Operating Partnership shall choose the last eliminated Arbitrator whose schedule permits commencement of the proceedings within such thirty (30) day period.

B. Submission of Dispute. In connection with the arbitration proceedings, each of the Contributors, on a collective basis, and the Operating Partnership shall submit, in writing, the specific requested action or decision it wishes to take, or make, with respect to the matter that is disputed, up to a maximum length of ten (10) pages per submission, and the Arbitrator shall be obligated to choose either the Contributors’ or the Operating Partnership’s specific requested actions or decisions, without being permitted to effectuate any compromise position. Except for the foregoing sentence and as the parties otherwise agree in writing, the arbitration proceeding shall be conducted in accordance with the rules of JAMS then obtaining. The decision or award rendered by the Arbitrator shall be final and non-appealable and judgment may be entered upon it in accordance with applicable Delaware law in a court of competent jurisdiction.

C. Costs of Arbitration. The party whose requested action or decision is not selected by the Arbitrator shall bear the cost of all counsel, experts or other representatives which are retained by both the Contributors and the Operating Partnership, together with all other costs of the arbitration proceeding, including, without limitation, the fees, costs and expenses imposed or incurred by the Arbitrator.

34. Injunctive Relief. The Operating Partnership or the Contributors, as the case may be, shall be permitted to seek, and the terms of this Section 33 shall not stop the Contributors and the Operating Partnership, as the case may be, from obtaining a temporary or permanent injunction from a court of competent jurisdiction in order to prevent irreparable harm from occurring due to of the actions of the other party.

35. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

36. Entire Agreement and Amendments. This Agreement, together with all exhibits attached hereto or referred to herein, contain all representations and the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Agreement and exhibits hereto. This Agreement may only be modified or amended upon the written consent of each party hereto.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Contribution Agreement effective as of the date first written above.

CONTRIBUTORS:

CMB Development, LLC a Missouri limited liability company

By:	/s/ Cathleen M. Baier
Name: Cathleen M. Baier
Title: Manager
Tax ID #: _______________________

RDB, LLC a Missouri limited liability company

By:	/s/ Richard Baier
Name: Richard Baier
Title: Manager
Tax ID #: _______________________

Daniel K. Carr Revocable Trust
u/a dated June 1, 2006

By:	/s/ Daniel K. Carr
Name: Daniel K. Carr
Title: Trustee
Tax ID #: _______________________

D’Jac, LLC a Kansas limited liability company

By:	/s/ David A. Wysocki
Name: David A. Wysocki
Title: Member
Tax ID #: _______________________

OPERATING PARTNERSHIP:
US FEDERAL PROPERTIES PARTNERSHIP, LP
By:	US FEDERAL PROPERTIES TRUST, INC.

	By:	/s/ Richard Baier
Name: Richard Baier
Title: Chief Executive Officer

EXHIBITS AND SCHEDULES

Exhibit A	-	Contributors

Exhibit A(1)	-	Property Description

Exhibit A(2)	-	Property Description

Exhibit A(3)	-	Property Description

Exhibit A(4)	-	Property Description

Exhibit B	-	Aggregate Consideration

Exhibit C	-	Non-Foreign Status Affidavit

Exhibit D	-	Assignment of Membership Interests

Exhibit E	-	Tax Protection Agreement

Exhibit F	-	Description of Ground Lease

Exhibit G	-	Schedule of Tenant Leases

Exhibit A

Contributors & Existing Mortgage Liens

Entity Name	Date and State of Org.	Ownership Interests
DHS Denver, LLC	April 11, 2007	23.18% held by CMB Development, LLC
	Missouri	23.18% held by RDB, LLC
43.64% held by Daniel K. Carr
Revocable Trust u/a/ dated June 1, 2006
10.00% held by D’Jac, LLC

Great Falls Courthouse,	November 8, 2006	24.47% held by CMB Development, LLC
LLC	Missouri	24.47% held by RDB, LLC
46.06% held by Daniel K. Carr
Revocable Trust u/a dated June 1, 2006
5.00% held by D’Jac, LLC

Jacksonville Field	September 1, 2006	24.47% held by CMB Development, LLC
Office, LLC	Missouri	24.47% held by RDB, LLC
46.06% held by Daniel K. Carr Revocable
Trust u/a dated June 1, 2006
5.00% held by D’Jac, LLC

DHS Salt Lake LLC	April 22, 2009	3% held by CMB Development, LLC
	Missouri	48.5% held by RDB, LLC
48.5% held by Daniel K. Carr Revocable
Trust u/a dated June 1, 2006

Existing Mortgage Liens

Property / Location	Lender	Type of Loan	Facility Size	Amount of Debt Outstanding as of 3/31/10	Interest Rate	Maturity Date
Jacksonville, FL	M & I Marshall & Ilsley Bank	Construction loan	$45,320,000	$45,155,263	One Month LIBOR plus 165 bps	03/31/2011

Great Falls, MT	M & I Marshall & Ilsley Bank	Construction loan	19,000,000	18,650,044	One Month LIBOR plus 165 bps	03/31/2011

Denver, CO	Bank of America, N.A.	Construction loan	14,535,000	14,018,556	Daily LIBOR plus 400 bps through 11/30/2010 and thereafter LIBOR plus 500 bps through Maturity Date	11/30/2011

Salt Lake City, UT	Zion’s First National Bank	Construction loan option to extend and convert to term loan	$16,900,000	$1,437,361	Three Month LIBOR plus 350 bps, subject to reduction to LIBOR plus 300 bps if loan extended and converted	3/1/2012, subject to extension to 3/1/2015 if loan converted to a term loan

Exhibit A(1)

Property Description

DHS Denver, LLC

PARCEL ONE:

LOT 4, BLOCK 4, ADMINISTRATIVE REPLAT OF LOTS 1, 2, AND 4, BLOCK 4, SOUTHFIELD PARK, COUNTY OF ARAPAHOE, STATE OF COLORADO

PARCEL TWO:

BENEFICIAL RIGHTS CREATED UNDER DECLARATION OF COVENANTS, CONDITIONS AND RESTRICTIONS FOR SOUTHFIELD PARK RECORDED MAY 8, 1981 IN BOOK 3410 AT PAGE 523 OF THE ARAPAHOE COUNTY, COLORADO REAL ESTATE RECORDS.

Exhibit A(2)

Property Description

Great Falls Courthouse, LLC

The Leasehold Estate created by a certain Ground Lease dated July 4, 2007, by and between Mitchell Development & Investment, LLC, Landlord, and Great Falls Courthouse, LLC, Tenant, notice of which is given by Abstract of Ground Lease recorded July 17, 2007, as Document R0154021; as modified by First Amendment and Restatement of Ground Lease dated February 5, 2008, notice of which is given by Restated Abstract of Ground Lease recorded March 6, 2008, as Document R0167799 LS; demising and leasing for a term of years as set forth in said Ground Lease, the following described property:

PARCEL I:

THAT CERTAIN LOT OR PARCEL OF REAL ESTATE SITUATE, LYING AND BEING ON THE WEST SIDE OF THE MISSOURI RIVER IN THE CITY OF GREAT FALLS, CASCADE COUNTY, STATE OF MONTANA, PARTICULARLY DESCRIBED AS FOLLOWS, TO WIT:

BEGINNING AT AN IRON MONUMENT AT THE INTERSECTION OF THE CENTER LINE OF THIRD STREET WEST AND CENTRAL AVENUE WEST IN THE FIFTH ADDITION TO THE TOWNSITE OF GREAT FALLS, CASCADE COUNTY, MONTANA, ACCORDING TO THE OFFICIAL PLAT OF THE SURVEY OF SAID ADDITION ON FILE AND OF RECORD IN THE OFFICE OF THE COUNTY CLERK AND RECORDER OF CASCADE COUNTY, MONTANA; RUNNING THENCE EASTERLY ALONG THE CENTERLINE OF SAID CENTRAL AVENEUE WEST, A DISTANCE OF 136.93 FEET; THENCE SOUTHEASTERLY AT AN ANGLE OF 18°34’ TO THE RIGHT A DISTANCE OF 200 FEET; THENCE NORTHEASTERLY AT AN ANGLE OF 88°25’ TO THE LEFT AND PARALLEL WITH AND DISTANT 110 FEET FROM THE CENTER LINE OF THE B&M SMELTER TRACK OF THE MONTANA CENTRAL RAILWAY (NOW GREAT NORTHERN RAILWAY) A DISTANCE OF 65 FEET TO THE SOUTHWESTERLY CORNER OF THE HEREIN-DESCRIBED TRACT OF LAND; THENCE NORTHEASTERLY IN THE SAME STRAIGHT-LINE CONTINUING THE LAST DESCRIBED COURSE A DISTANCE OF 350 FEET TO THE NORTHWESTERLY CORNER OF SAID TRACT; THENCE SOUTHEASTERLY AT AN ANGLE OF 88°25’ TO THE RIGHT A DISTANCE OF 300 FEET TO THE NORTHEASTERLY CORNER OF SAID TRACT; THENCE SOUTHWESTERLY AT AN ANGLE OF 91°35’ TO THE RIGHT A DISTANCE OF 350 FEET TO THE SOUTHEASTERLY CORNER OF SAID TRACT; THENCE NORTHWESTERLY AT AN ANGLE OF 88°25’ TO THE RIGHT A DISTANCE OF 300 FEET TO THE SOUTHWESTERLY CORNER OF THE HEREIN-DESCRIBED TRACT OF LAND, AND BEING A PART OF LOT 2 IN SECTION 11 OF TOWNSHIP 20 NORTH, RANGE 3 EAST, MPM.

PARCEL II:

A TRACT OF LAND IN SECTION 11, TOWNSHIP 20 NORTH, RANGE 3 EAST MPM, CASCADE COUNTY, MONTANA, ADJOINING PROPERTY HERETOFORE CONVEYED TO THE MONTANA BREWING COMPANY AND PARTICULARLY DESCRIBED AS FOLLOWS, TO WIT:

BEGINNING AT A POINT, WHICH IS 65 FEET NORTHERLY FROM THE CENTERLINE OF CENTRAL AVENUE WEST, AND THE SOUTHWESTERLY CORNER OF SAID MONTANA BREWING COMPANY’S PROPERTY; THENCE RUNNING WESTERLY PARALLEL TO AND 65 FEET NORTHERLY FROM THE SAID CENTER LINE OF CENTRAL AVENUE WEST, A DISTANCE OF 60 FEET; THENCE NORTHERLY ALONG THE EASTERLY RIGHT OF WAY LINE OF THE GREAT NORTHERN RAILWAY COMPANY’S SO-CALLED SMELTER SPUR, A DISTANCE OF 350 FEET; THENCE EASTERLY A DISTANCE OF 60 FEET TO THE NORTHWESTERLY CORNER OF SAID BREWING COMPANY’S PROPERTY; THENCE SOUTHERLY ALONG THE WESTERLY LINE OF SAID PROPERTY A DISTANCE OF 350 FEET TO THE PLACE OF BEGINNING.

Exhibit A(3)

Property Description

JACKSONVILLE FIELD OFFICE, LLC

A PARCEL OF LAND LOCATED IN SECTION 18, TOWNSHIP 3 SOUTH, RANGE 28 EAST, DUVAL COUNTY, FLORIDA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGIN AT THE INTERSECTION OF THE WESTERLY LINE OF A POWER LINE EASEMENT (AS RECORDED IN OFFICIAL RECORDS VOLUTE 1987, PAGE 102) WITH THE NORTHERLY RIGHT OF WAY LINE OF GATE PARKWAY, A VARIABLE WIDTH RIGHT OF WAY, AS RECORDED IN PLAT BOOK 56, PAGE 47; THENCE THE FOLLOWING FIVE COURSES ALONG SAID NORTH RIGHT OF WAY LINE OF GATE PARKWAY: 1) ALONG AND AROUND A CURVE IN THE NORTH RIGHT OF WAY LINE OF SAID GATE PARKWAY, HAVING A RADIUS OF 1360.00 FEET, BEING CONCAVE TO THE NORTHEAST AND BEING SUBTENDED BY A CHORD BEARING NORTH 59°53’37” WEST, 69.79 FEET, FOR AN ARC DISTANCE OF 69.80 FEET; 2) NORTH 49°02’39” WEST, A DISTANCE OF 51.86 FEET; 3) THENCE ALONG AND AROUND A CURVE HAVING A RADIUS OF 1372.00 FEET, CONCAVE NORTHEASTERLY AND BEING SUBTENDED BY A CHORD BEARING NORTH 69°39’12” WEST, 295.10 FEET, FOR AN ARC DISTANCE OF 295.67 FEET; 4) SOUTH 89°34’40” WEST A DISTANCE OF 51.20 FEET; 5) ALONG AND AROUND A CURVE HAVING A RADIUS OF 1360.00 FEET, 16” WEST, 83.35 FEET, FOR AN ARC DISTANCE OF 83.36 FEET; THENCE, DEPARTING SAID RIGHT OF WAY LINE OF SAID GATE PARKWAY, RUN NORTH 00°37’52” WEST A DISTANCE OF 821.18 FEET TO A POINT ON THE POINT ON THE TOP OF BANK OF AN EXISTING POND; THENCE THE FOLLOWING SEVEN COURSES ALONG SAID TOP OF BANK OF THE EXISTING POND: 1) NORTH 83°03’24” EAST A DISTANCE OF 99.19 FEET; 2) NORTH 86°28’29” EAST A DISTANCE OF 86.32 FEET; 3) NORTH 88°59’24” EAST A DISTANCE OF 99.18 FEET; 4) SOUTH 80°30’04” EAST A DISTANCE OF 154.66 FEET; 5) NORTH 85°38’23” EAST A DISTANCE OF 23.72 FEET; 6) NORTH 73°41’13” EAST A DISTANCE OF 31.26 FEET; 7) NORTH 27°51’51” EAST A DISTANCE OF 36.34 FEET TO A POINT THAT BEARS NORTH 00°37’52” WEST FROM THE POINT OF BEGINNING; THENCE, DEPARTING THE TOP OF BANK OF SAID EXISTING POND, RUN SOUTH 00°37’52” EAST A DISTANCE OF 1043.59 FEET TO THE POINT OF BEGINNING.

Exhibit A(4)

Property Description

DHS SALT LAKE LLC

A PART OF THE NORTHWEST QUARTER OF SECTION 27, TOWNSHIP 1 SOUTH, RANGE 1 WEST, SALT LAKE BASE AND MERIDIAN, U.S. SURVEY:

BEGINNING AT A POINT ON THE SOUTHEASTERLY RIGHT-OF-WAY LINE OF DECKER LAKE DRIVE AS WIDENED FOR THE WEST VALLEY LIGHT RAIL TRANSIT, SAID POINT IS 17.00 FEET SOUTH 00°02’15” EAST, 2000.99 FEET SOUTH 89°57’30” WEST ALONG THE CENTERLINE OF 2770 SOUTH STREET AND 1419.28 FEET SOUTH 00°02’49” EAST FROM THE NORTHEAST CORNER OF SAID QUARTER SECTION; AND RUNNING THENCE SOUTH 43°44’47” EAST 138.99 FEET; THENCE NORTH 46°15’13” EAST 11.64 FEET; THENCE SOUTH 62°05’31” EAST 37.74 FEET; THENCE SOUTH 43°44’47” EAST 98.18 FEET; THENCE SOUTH 16°39’51” EAST 203.47 FEET TO THE NORTHERLY LINE OF THE UTAH POWER & LIGHT COMPANY PROPERTY; THENCE SOUTH 73°19’48” WEST 699.09 FEET ALONG SAID NORTHERLY LINE AND SAID LINE EXTENDED; THENCE NORTH 66°24’54” WEST 200.22 FEET TO SAID SOUTHEASTERLY RIGHT-OF-WAY LINE OF DECKER LAKE DRIVE; THENCE TWO (2) COURSES ALONG SAID SOUTHEASTERLY RIGHT-OF-WAY LINE AS FOLLOWS: NORTH 46°15’57” EAST 728.78 FEET AND NORTH 49°03’51” EAST 24.26 FEET TO THE POINT OF BEGINNING.

Exhibit B

Aggregate Consideration

1.	Jacksonville, Florida: Jacksonville Field Office, LLC Membership Interest (“Jacksonville”)

The percentage of the OP Unit Consideration allocated to Jacksonville is 1.9%, and no Cash Consideration is allocated to Jacksonville. The respective percentages of the allocated percentage of OP Unit Consideration allocated to each Contributor that holds an interest in Jacksonville is as follows:

Jacksonville Contributors	Percentage Interest in Jacksonville	Allocated Percentage of 1.9% of OP Unit Consideration
RBD, LLC	24.47%	24.47%
CMB Development, LLC	24.47%	24.47%
Daniel K. Carr Trust U/A dated June 1, 2006	46.06%	46.06%
D’Jac, LLC	5.00%	5.00%

Total	100%	100%

2.	Denver, Colorado: DHS Denver, LLC Membership Interest (“Denver”)

The percentage of the OP Unit Consideration allocated to Denver is 29.13%, and no Cash Consideration is allocated to Denver. The respective percentages of the allocated percentage of OP Unit Consideration allocated to each Contributor that holds an interest in Denver is as follows:

Denver Contributors	Percentage Interest in Denver	Allocated Percentage of 29.13% of OP Unit Consideration
RBD, LLC	23.18%	30.06%
CMB Development, LLC	23.18%	17.44%
Daniel K. Carr Trust U/A dated June 1, 2006	43.64%	44.72%
D’Jac, LLC	10.00%	7.78%

Total	100%	100%

3.	Great Falls, Montana: Great Falls Courthouse, LLC Membership Interest (“Great Falls”)

The percentage of the OP Unit Consideration allocated to Great Falls is 21.09%, and no Cash Consideration is allocated to Great Falls. The respective percentages of the allocated percentage of OP Unit Consideration allocated to each Contributor that holds an interest in Great Falls is as follows:

Great Falls Contributors	Percentage Interest in Great Falls	Allocated Percentage of 21.09% of OP Unit Consideration(1)
RBD, LLC	24.47%	24.47%
CMB Development, LLC	24.47%	24.47%
Daniel K. Carr Trust U/A dated June 1, 2006	46.06%	46.06%
D’Jac, LLC	5.00%	5.00%

Total	100%	100%

4.	Salt Lake City, Utah: DHS Salt Lake LLC, Property Interest (“Salt Lake”)

The percentage of the OP Unit Consideration allocated to Salt Lake is 47.87% as calculated below, and 100% of the Cash Consideration allocated to Salt Lake. The respective percentages of the allocated percentage of the OP Unit Consideration and the Cash Consideration allocated to each Contributor that holds an interest in Salt Lake is as follows:

Salt Lake Contributors	Percentage Interest in Salt Lake	Allocated Percentage of 47.88% OP Unit Consideration(1)	Allocated Percentage of 100% of Cash Consideration
RBD, LLC	3.00%	3.00%	—%
CMB Development, LLC	48.50%	48.50%	50%
Daniel K. Carr Trust U/A dated June 1, 2006	48.50%	48.50%	50%

Total	100%	100%	100%

Exhibit C

Non-Foreign Status Affidavit

Section 1445 of the Internal Revenue Code provides that a transferee (purchaser) of a United States real property interest must withhold tax if the transferor (seller) is a foreign person. To inform US FEDERAL PROPERTIES PARTNERSHIP, LP, a Delaware limited partnership, that withholding of tax is not required upon the disposition of a United States real property interest by                                                   (“Transferor”), the undersigned certifies the following on behalf of Transferor:

1. Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2. Transferor’s United States employer identification number is                         ;

3. Transferor’s office address is                                                              .

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

___________________________________

By:
[Name]

Date:

Exhibit D

Assignment of Membership Interests

Effective as of                     , 2010, and for consideration of One Dollar ($1.00) the receipt and sufficiency of which is hereby acknowledged, the                                                   (the “Company”), hereby sells, assigns and transfers unto US FEDERAL PROPERTIES PARTNERSHIP, LP, a Delaware limited partnership, all of the Company’s right, title, and interest in the membership interests of those entities set forth on Exhibit A attached hereto (the “Contributed Entities”), together with any and all claims, title, interests, entitlements, capital account balances, distributions, and other rights related to such membership interests (the “Interest”). The Interest constitutes all of the Company’s interest in the Contributed Entities.

IN WITNESS WHEREOF, the Company has executed this assignment as of the date above first written.

COMPANY:

By:
[Name]

Exhibit A- To Assignment of Membership Interests

Contributed Entities

DHS Denver, LLC, a Missouri limited liability company (Tax ID: 20-8904121)

Great Falls Courthouse, LLC, a Missouri limited liability company (Tax ID: 26-0358129)

Jacksonville Field Office, LLC, a Missouri limited liability company (Tax ID: 20-5920470)

DHS Salt Lake LLC, a Missouri limited liability company (Tax ID: 26-4772344)

Exhibit E

Tax Protection Agreement

TAX PROTECTION AGREEMENT

THIS TAX PROTECTION AGREEMENT (this “Agreement”) is made and entered into as of                     , 2010 by and among US FEDERAL PROPERTIES TRUST, INC., a Maryland corporation (the “REIT”), US FEDERAL PROPERTIES PARTNERSHIP, L.P., a Delaware limited partnership (the “Partnership”),                                                          (each a “Protected Partner” and collectively the “Protected Partners”). WHEREAS, each Protected Partner, pursuant to that certain Contribution Agreement, dated                      (the “Contribution Agreement”), is contributing his LLC Interests (as defined in the Contribution Agreement) to the Partnership in exchange for common partnership units of limited partnership interest in the Partnership (“Units”) and cash;

WHEREAS, it is intended for federal income tax purposes that the contributions will be treated as an “assets over form” merger, as prescribed by Treasury Regulations Sections 1.708-1(c)(3)(i) and 1.708-1(c)(4);

WHEREAS, in consideration for the agreement of the Protected Partners to make the contributions, the parties desire to enter into this Agreement regarding certain tax matters as set forth herein; and

WHEREAS, the REIT and the Partnership desire to evidence their agreement regarding amounts that may be payable as a result of certain actions being taken by the Partnership regarding the disposition of certain of the contributed assets and certain debt obligations of the Partnership and its subsidiaries.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein and in the Contribution Agreement, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

To the extent not otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in the Partnership Agreement (as defined below).

“Annual Gain Amount” means for each Gain Limitation Year an amount equal to the product of 10% multiplied by the initial aggregate amount of the Protected Gain for all Protected Partners as set forth in Schedule 2.1(b); provided, however, that the Annual Gain Amount for the Tax Protection Period ending December 31, 2010, will be prorated based on the number of days from the Closing Date until the end of such Gain Limitation Year.

“Annual Gain Limitation” has the meaning set forth in Section 2.2.

“Closing Date” means the date on which each Merger will be effective.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means the prior written consent to do the act or thing for which the consent is required or solicited, which consent may be executed by a duly authorized officer or agent of the party granting such consent.

“Cumulative Recognized Protected Gain” means, for any Gain Limitation Year, the amount equal to the sum of the Protected Gain recognized by a Protected Partner in such Gain Limitation Year with respect to the Gain Limitation Properties, plus the Protected Gain recognized by such Protected Partner in all preceding Gain Limitation Years with respect to the Gain Limitation Properties.

“Cumulative Unadjusted Protected Gain” means, for any Gain Limitation Year, an amount equal to the Cumulative Recognized Protected Gain for a Protected Partner with respect to the Gain Limitation Properties, minus the Prior Adjusted Protected Gain for such Protected Partner with respect to the Gain Limitation Properties.

“Deficit Restoration Obligation” or “DRO” means a written obligation by a Protected Partner to restore part or all of its deficit capital account in the Partnership upon the occurrence of certain events.

“Excess Protected Gain” means for a Gain Limitation Year, the amount by which the Protected Gain recognized by the Protected Partners, as a group, with respect to such Gain Limitation Year with respect to the Gain Limitation Properties exceeds the Annual Gain Limitation for such Gain Limitation Year.

“Gain Limitation Carry-forward” means, for any Gain Limitation Year, the amount by which:

(A) the sum of Annual Gain Amounts for all preceding Gain Limitation Years; exceeds

(B) the aggregate Protected Gain recognized by the Protected Partners, as a group, with respect to the Gain Limitation Properties with respect to all preceding Gain Limitation Years.

“Gain Limitation Property” means (i) each of the properties identified on Schedule 2.1(b) hereto as a Gain Limitation Property; (ii) any other properties or assets hereafter acquired by the Partnership or any direct or indirect interest owned by the Partnership in any entity that owns an interest in a Gain Limitation Property, if the disposition of that interest would result in the recognition of Protected Gain by a Protected Partner; and (iii) any other property that the Partnership directly or indirectly receives that is in whole or in part a “substituted basis property” as defined in Section 7701(a)(42) of the Code with respect to a Gain Limitation Property.

“Gain Limitation Year” means a taxable year of the Partnership ending on or before the expiration of the Tax Protection Period.

“Guaranteed Amount” means the aggregate amount of each Guaranteed Debt that is guaranteed at any time by Partner Guarantors.

“Guaranteed Debt” means any loans incurred (or assumed) by the Partnership or any of its subsidiaries that are guaranteed by Partner Guarantors at any time after the Closing Date pursuant to Article 3 hereof.

“Indirect Owner” means, in the case of a Protected Partner that is an entity that is classified as a partnership, disregarded entity or subchapter S corporation for federal income tax purposes, any person owning an equity interest in such Protected Partner, and in the case of any Indirect Owner that itself is an entity that is classified as a partnership, disregarded entity or subchapter S corporation for federal income tax purposes, any person owning an equity interest in such entity.

“Minimum Liability Amount” means, for each Protected Partner, the amount set forth next to such Protected Partner’s name on Schedule 3.1 hereto.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations § 1.752-1(a)(2).

“Partner Guarantors” means those Protected Partners who have guaranteed any portion of the Guaranteed Debt.

“Partnership” means US Federal Properties Partnership, LP, a Delaware limited partnership.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of                     , 2010, and as the same may be further amended in accordance with the terms thereof.

“Prior Adjusted Protected Gain” for any Gain Limitation Year, the amount of Cumulative Recognized Protected Gain of a Protected Partner with respect to which reimbursement payments would have been made to such Protected Partner under Article 4 hereof (computed in accordance with the principles set forth in the parenthetical in the first paragraph of Section 2.1), not taking into account the limitation therein based upon the actual gain recognized by such Protected Partner.

“Protected Gain” shall mean the gain that would be allocable to and recognized by a Protected Partner under Section 704(c) of the Code in the event of the sale of a Gain Limitation Property in a fully taxable transaction (excluding its corresponding share of “book gain,” if any). The initial amount of Protected Gain with respect to each Protected Partner shall be determined as if the Partnership sold each Gain Limitation Property in a fully taxable transaction on the Closing Date for consideration equal to the Section 704(c) Value of such Gain Limitation Property on the Closing Date, and is set forth on Schedule 2.1(b) hereto. Gain that would be allocated to a Protected Partner upon a sale of a Gain Limitation Property that is “book gain” (for example, any gain attributable to appreciation in the actual value of the Gain Limitation Property following the Closing Date or any gain resulting from reductions in the “book value” of the Gain Limitation Property following the Closing Date) shall not be considered Protected Gain. (As used in this definition, “book gain” is any gain that would not be required under Section 704(c) of the Code and the applicable regulations to be specially allocated to the Protected Partners, but rather would be allocated to all partners in the Partnership, including the REIT, in accordance with their respective economic interests in the Partnership.)

“Protected Partner” means those persons set forth as Protected Partners on Schedule 2.1(a), and any person who acquires Units from a Protected Partner in a transaction in which gain or loss is not recognized in whole or in part and in which such transferee’s adjusted basis, as determined for federal income tax purposes, is determined in whole or in part by reference to the adjusted basis of a Protected Partner in such Units.

“Qualified Guarantee” has the meaning set forth in Section 3.2.

“Qualified Guarantee Indebtedness” has the meaning set forth in Section 3.2.

“Section 704(c) Value” means the fair market value of any Gain Limitation Property as of the Closing Date, as determined by the Partnership and as set forth next to each Gain Limitation Property on Schedule 2.1 hereto. The Partnership shall initially carry the Gain Limitation Property on its books at a value equal to the Section 704(c) Value as set forth above.

“Subsidiary” means any entity in which the Partnership owns a direct or indirect interest that owns a Gain Limitation Property on the Closing Date, after giving effect to the Mergers, or that thereafter is a successor to the Partnership’s direct or indirect interests in a Gain Limitation Property.

“Tax Protection Period” means the period commencing on the Closing Date and ending at 12:01 AM on January 1, 2021; provided, however, that with respect to a Protected Partner, the Tax Protection Period shall terminate at such time as such Protected Partner has disposed of 50% or more of the Units received, directly or indirectly, in the Mergers by such Protected Partner in a taxable transaction.

“Total Unadjusted Protected Gain” means, for any Gain Limitation Year, the sum of the Cumulative Unadjusted Protected Gain amounts for all Protected Partners with respect to the Gain Limitation Properties.

“Unadjusted Protected Gain Percentage” means, for any Gain Limitation Year, the percentage obtained by dividing such Protected Partner’s Cumulative Unadjusted Protected Gain by the Total Unadjusted Protected Gain for such Gain Limitation Year and multiplying such quotient by 100.

“Units” means units of limited partnership interest of the Partnership, as described in the Partnership Agreement.

ARTICLE 2

RESTRICTIONS ON DISPOSITIONS OF

GAIN LIMITATION PROPERTIES

2.1 Restrictions on Disposition of Gain Limitation Properties.

(a) The Partnership agrees for the benefit of each Protected Partner, for the term of the Tax Protection Period, not to directly or indirectly sell, exchange, transfer, or otherwise dispose of a Gain Limitation Property or any interest therein, without regard to whether such disposition is voluntary or involuntary, in a transaction that would cause the Protected Partners in the aggregate to recognize any Protected Gain in excess of the Annual Gain Limitation. (For purposes of this Article 2, the Protected Gain recognized by each of the Protected Partners shall be deemed equal to the gain that would have been recognized without giving effect to any adjustment in basis that results with respect to the indirect interest of such Protected Partner in such Gain Limitation Property, it being intended that the Annual Gain Limitation and the related definitions are to be applied to the Protected Partners as a group before giving effect to basis adjustments. For example, and as an illustration only, if a Protected Partner who would have recognized $1,500,000 of gain with respect to the sale of a Gain Limitation Property has died, the Annual Gain Limitation and the related definitions shall still be computed and applied as if such gain were recognized by such Protected Partner, notwithstanding the adjustment to tax basis that occurs with respect to such Protected Partner’s indirect interest in the Gain Limitation Property that occurs upon the death of such Protected Partner.)

Without limiting the foregoing, the term “sale, exchange, transfer or disposition” by the Partnership shall be deemed to include, and the prohibition shall extend to:

(a)	any direct or indirect disposition by any direct or indirect Subsidiary of any Gain Limitation Property or any interest therein;

(b)	any direct or indirect disposition by the Partnership of any Gain Limitation Property (or any direct or indirect interest therein) that is subject to Section 704(c)(1)(B) of the Code and the Treasury Regulations thereunder; and

(c)	any distribution by the Partnership to a Protected Partner that is subject to Section 737 of the Code and the Treasury Regulations thereunder;

Without limiting the foregoing, a disposition shall include any transfer, voluntary or involuntary, by the Partnership or any Subsidiary in a foreclosure proceeding, pursuant to a deed in lieu of foreclosure, or in a bankruptcy proceeding.

Notwithstanding the foregoing, this Section 2.1 shall not apply to a voluntary, actual disposition by a Protected Partner of Units in connection with a merger or consolidation of the Partnership pursuant to which (1) the Protected Partner is offered either cash or property treated as cash pursuant to Section 731 of the Code (“Cash Consideration”) or partnership interests and the receipt of such partnership interests would not result in the recognition of gain for federal income tax purposes by the Protected Partner (“Partnership Interest Consideration”); (2) the Protected Partner has the right to elect to receive solely Partnership Interest Consideration in exchange for his Units and the continuing partnership has agreed in writing to assume the obligations of the Partnership under this Agreement; (3) no Protected Gain is recognized by the Partnership as a result of any partner of the Partnership receiving Cash Consideration; and (4) the Protected Partner elects or is deemed to elect to receive Cash Consideration.

(b) Notwithstanding the restriction set forth in this Section 2.1, the Partnership and any Subsidiary may dispose of any Gain Limitation Property (or any interest therein) if such disposition qualifies as a like-kind exchange under Section 1031 of the Code, or an involuntary conversion under Section 1033 of the Code, or other transaction (including, but not limited to, a contribution of property to any entity that qualifies for the non-recognition of gain under Section 721 or Section 351 of the Code, or a merger or consolidation of the Partnership with or into another entity that qualifies for taxation as a “partnership” for federal income tax purposes (a “Successor Partnership”)) that, as to each of the foregoing, does not result in the recognition of any taxable income or gain to any Protected Partner with respect to any of the Units; provided, however, that:

(i) in the case of a Section 1031 like-kind exchange, if such exchange is with a “related party” within the meaning of Section 1031(f)(3) of the Code, any direct or indirect disposition by such related party of the Gain Limitation Property or any other transaction prior to the expiration of the two (2) year period following such exchange that would cause Section 1031(f)(1) to apply with respect to such Gain Limitation Property (including by reason of the application of Section 1031(f)(4)) shall be considered a violation of this Section 2.1 by the Partnership; and

(ii) in the event that at the time of the exchange or other disposition the Protected Property is secured, directly or indirectly, by indebtedness that is guaranteed by a Protected Partner (or for which a Protected Partner otherwise has personal liability) and that is not then in default and the transferee is not a Subsidiary of the Partnership that both is more than 50% owned, directly or indirectly by the Partnership and is and will continue to be under the legal control of the Partnership (which shall include a partnership or limited liability company in which the Partnership or a wholly owned subsidiary of the Partnership is the sole managing general partner or sole managing member, as applicable), (a) either (I) such indebtedness shall be repaid in full or (II) the Partnership shall obtain from the lenders with respect to such indebtedness a full and complete release of liability for each of the Protected Partners that has guaranteed, or otherwise has liability for, such indebtedness, and (b) if such indebtedness is a Guaranteed Debt and the Tax Protection Period shall not have expired, the Partnership shall comply with its covenants set forth in Article 3 below with respect to such Guaranteed Debt and the Partner Guarantors that are considered to have liability for such Guaranteed Debt (determined under Section 3.4 treating such events as a repayment of the Guaranteed Debt).

2.2 Annual Gain Limitation. For each Gain Limitation Year, the Annual Gain Limitation will be the sum of the Annual Gain Amount, plus the Gain Limitation Carry-forward.

2.3 Allocation of Excess Protected Gain among Protected Partners. For each Gain Limitation Year, the Excess Protected Gain (computed in accordance with the principles set forth in the parenthetical in the first paragraph of Section 2.1) will be allocated among Protected Partners in proportion to their Unadjusted Protected Gain Percentages (computed in accordance with the principles set forth in the parenthetical in the first paragraph of Section 2.1) for purposes of determining the amount of Protected Gain recognized by a Protected Partner that is subject to reimbursement pursuant to Article 4 hereof (for purpose of Article 4, the calculations of gain recognized by a Protected Partner and the reimbursement required shall be based upon the actual gain recognized by such Protected Partner without regard to the principles set forth in the parenthetical in the first paragraph of Section 2.1). Specifically, for each Gain Limitation Year, the amount of Protected Gain for which a Protected Partner may be reimbursed under Article 4 hereof will equal the product of (a) the Protected Partner’s Unadjusted Protected Gain Percentage (computed in accordance with the principles set forth in the parenthetical in the first paragraph of Section 2.1), multiplied by (b) the Excess Protected Gain for such Gain Limitation Year (computed in accordance with the principles set forth in the parenthetical in the first paragraph of Section 2.1); provided, however, that no Protected Partner shall be considered for this purpose to have recognized an amount of Protected Gain for a Gain Limitation Year that exceeds the Protected Gain actually recognized by such Protected Partner with respect to such Gain Limitation Year (computed in accordance with the principles set forth in the parenthetical in the first paragraph of Section 2.1), and provided further, that the Protected Gain for which other Protected Partners are entitled to reimbursement shall be increased by the portion of the Excess Protected Gain for such year not allocated to Protected Partners by reason of the immediately preceding limitation (with such allocation to be in accordance with the Protected Gain recognized by the Protected Partners not subject to such limitation). Schedule 2.3 hereto sets forth an example that illustrates the application of this Section 2.3.

ARTICLE 3

ALLOCATION OF LIABILITIES AND GUARANTEE OPPORTUNITY AND DEFICIT RESTORATION OBLIGATIONS

3.1 Minimum Liability Allocation. During the Tax Protection Period, the Partnership will offer to each Protected Partner the opportunity either (i) to enter into Qualified Guarantees of Qualified Guarantee Indebtedness or (ii) to enter into a Deficit Restoration Obligation, in such amount or amounts so as to cause the amount of partnership liabilities allocated to such Protected Partner for purposes of Section 752 of the Code to be not less than such Protected Partner’s Minimum Liability Amount and to cause the amount of partnership liabilities with respect to which such Protected Partner will be considered to be “at risk” for purposes of Section 465 of the Code to be not less than such Protected Partner’s Minimum Liability Amount, as provided in this Article 3. In order to minimize the need for Protected Partners to enter into Qualified Guarantees or DROs, the Partnership will use the optional method under Treasury Regulations Section 1.752-3(a)(3) to allocate Nonrecourse Liabilities considered secured by a Gain Limitation Property to the Protected Partners to the extent that the “built-in gain” with respect to those properties exceeds the amount of the Nonrecourse Liabilities considered secured by such Gain Limitation Property allocated to the Protected Partners under Treasury Regulations Section 1.752-3(a)(2).

3.2 Qualified Guarantee Indebtedness and Qualified Guarantee; Treatment of Qualified Guarantee Indebtedness as Guaranteed Debt. In order for an offer by the Partnership of an opportunity to guarantee indebtedness to satisfy the requirements of this Article 3, (1) the indebtedness to be guaranteed must satisfy all of the conditions set forth in this Section 3.2 (indebtedness satisfying all such conditions is referred to as “Qualified Guarantee Indebtedness”); (2) the guarantee by the Partner Guarantors must be pursuant to a Guarantee Agreement substantially in the form attached hereto as Schedule 3.7 that satisfies the conditions set forth in Sections 3.2(i) and (iii) (a “Qualified Guarantee”); (3) the amount of debt required to be guaranteed by the Partner Guarantor must not exceed the portion of the Guaranteed Amount for which a replacement guarantee is being offered and (4) the debt to be guaranteed must be considered indebtedness of the Partnership for purposes of determining the adjusted tax basis of the interests of partners in the Partnership in their partnership interests. If, and to the extent that, a Partner Guarantor elects to guarantee Qualified Guarantee Indebtedness pursuant to an offer made in accordance with this Article 3, such indebtedness thereafter shall be considered a Guaranteed Debt and subject to all of this Article 3. The conditions that must be satisfied at all times with respect to any additional or replacement Guaranteed Debt offered pursuant to this Article 3 hereof and the guarantees with respect thereto are as follows:

(i)	each such guarantee shall be a “bottom dollar guarantee” in that the lender for the Guaranteed Debt is required to pursue all other collateral and security for the Guaranteed Debt (other than any “bottom dollar guarantees” permitted pursuant to this clause (i) and/or Section 3.3 below) prior to seeking to collect on such a guarantee, and the lender shall have recourse against the guarantee only if, and solely to the extent that, the total amount recovered by the lender with respect to the Guaranteed Debt after the lender has exhausted its remedies as set forth above is less than the aggregate of the Guaranteed Amounts with respect to such Guaranteed Debt (plus the aggregate amounts of any other guarantees (x) that are in effect with respect to such Guaranteed Debt at the time the guarantees pursuant to this Article 3 are entered into, or (y) that are entered into after the date the guarantees pursuant to this Article 4 are entered into with respect to such Guaranteed Debt and that comply with Section 3.5 below, but only to the extent that, in either case, such guarantees are “bottom dollar guarantees” with respect to the Guaranteed Debt), and the maximum aggregate liability of each Partner Guarantor for all Guaranteed Debt shall be limited to the amount actually guaranteed by such Partner Guarantor;

(ii)	the fair market value of the collateral against which the lender has recourse pursuant to the Guaranteed Debt, determined as of the time the guarantee is entered into (an independent appraisal relied upon by the lender in making the loan shall be conclusive evidence of such fair market value when the guarantee is being entered into in connection with the closing of such loan), shall not be less than 150% of the sum of (x) the aggregate of the Guaranteed Amounts with respect to such Guaranteed Debt, plus (y) the dollar amount of any other indebtedness that is senior to or pari passu with the Guaranteed Debt and as to which the lender thereunder has recourse against property that is collateral of the Guaranteed Debt, plus (z) the aggregate amounts of any other guarantees (A) that are in effect with respect to such Guaranteed Debt at the time the guarantees pursuant to this Article 3 are entered into with respect to such Guaranteed Debt and that comply with Section 3(e) below, but only to the extent that such guarantees are “bottom dollar guarantees with respect to the Guaranteed Debt);

(iii)

(A) the executed guarantee must be delivered to the lender and (B) (i) the execution of the guarantee by the Partner Guarantors must be acknowledged by the lender as an inducement to it to make a new loan, to continue an existing loan (which continuation is not otherwise required), or to grant a material consent under an existing loan (which consent is not otherwise required to be granted) or, alternatively, (ii) the guarantee otherwise must be enforceable under the laws of the state governing the loan and in which the property securing the loan is located or in which the lender has a significant place of business (with any bona fide branch or office of the lender through which the loan is made, negotiated, or administered being deemed a “significant place of business” for the purposes hereof);

(iv)	as to each Partner Guarantor that is executing a guarantee pursuant to this Agreement, there must be no other Person that would be considered to “bear the economic risk of loss,” within the meaning of Treasury Regulation § 1.752-2, or would be considered to be “at risk” for purposes of Section 465(b) with respect to that portion of such debt for which such Partner Guarantor is being made liable for purposes of satisfying the Partnership’s obligations to such Partner Guarantor under this Article 3;

(v)	the obligor with respect to the Guaranteed Debt is the Partnership or an entity which is and will continue to be under the legal control of the Partnership (which shall include a partnership or limited liability company in which the Partnership or a wholly-owned subsidiary of the Partnership is the sole managing general partner or sole managing member, as applicable).

3.3 Covenant With Respect to Guaranteed Debt Collateral. The Partnership covenants with the Partner Guarantors with respect to the Guaranteed Debt that (A) it will comply with the requirements set forth in Section 2.2(b)(ii) upon any disposition of any collateral for a Guaranteed Debt, whether during or following the Tax Protection Period, and (B) it will not at any time, whether during or following the Tax Protection Period, pledge the collateral with respect to a Guaranteed Debt to secure any other indebtedness (unless such other indebtedness is, by its terms, subordinate in all respects to the Guaranteed Debt for which such collateral is security) or otherwise voluntarily dispose of or reduce the amount of such collateral unless either (i) after giving effect thereto the conditions in Section 3.2(ii) would continue to be satisfied with respect to the Guaranteed Debt and the Guaranteed Debt otherwise would continue to be Qualified Guarantee Indebtedness, or (ii) the Partnership (A) obtains from the lender with respect to the original Guaranteed Debt a full and complete release of any Partner Guarantor unless the Partner Guarantor expressly requests that it not be released, and (B) if the Tax Protection Period has not expired, offers to each Partner Guarantor with respect to such original Guaranteed Debt, not less than 30 days prior to such pledge or disposition, the opportunity either (1) to enter into a Qualified Guarantee of other the Partnership indebtedness that constitutes Qualified Guarantee Indebtedness (with such replacement indebtedness thereafter being considered a Guaranteed Debt and subject to this Article 3) in an amount equal to the amount of such original Guaranteed Debt that was guaranteed by such Partner Guarantor or (2) to enter into a DRO in the amount of the original Guaranteed Debt that was guaranteed by such Partner Guarantor.

3.4 Repayment or Refinancing of Guaranteed Debt. The Partnership shall not, at any time during the Tax Protection Period applicable to a Partner Guarantor, repay or refinance all or any portion of any Guaranteed Debt unless (i) after taking into account such repayment, each Partner Guarantor would be entitled to include in its basis for its Units an amount of Guaranteed Debt equal to its Minimum Liability Amount, or (ii) alternatively, the Partnership, not less than 30 days prior to such repayment or refinancing, offers to the applicable Partner Guarantors the opportunity either (A) to enter into a Qualified Guarantee with respect to other Qualified Guarantee Indebtedness, or (B) to enter into a DRO, in either case in an amount sufficient so that, taking into account such guarantees of such other Qualified Guarantee Indebtedness, as applicable, each Partner Guarantor who guarantees such other Qualified Guarantee Indebtedness or enters into a DRO in the amount specified by the Partnership would be entitled to include in its adjusted tax basis for its Units debt equal to the Minimum Liability Amount for such Partner Guarantor.

3.5 Limitation on Additional Guarantees With Respect to Debt Secured by Collateral for Guaranteed Debt. The Partnership shall not offer the opportunity or make available to any person or entity other than a Protected Partner a guarantee of any Guaranteed Debt or other debt that is secured, directly or indirectly, by any collateral for Guaranteed Debt unless (i) such debt by its terms is subordinate in all respects to the Guaranteed Debt or, if such other guarantees are of the Guaranteed Debt itself, such guarantees by their terms must be paid in full before the lender can have recourse to the Partner Guarantors (i.e., the first dollar amount of recovery by the applicable lenders must be applied to the Guaranteed Amount); provided that the foregoing shall not apply with respect to additional guarantees of Guaranteed Debt so long as the conditions set forth in Sections 3.2(ii) would be satisfied immediately after the implementation of such additional guarantee (determined in the case of Section 3.2(ii), based upon the fair market value of the collateral for such Guaranteed Debt at the time the additional guarantee is entered into and adding the amount of such additional guarantee(s) to the sum of the applicable Guaranteed Amounts plus any other preexisting “bottom dollar guarantee” previously permitted pursuant to this Section 3.5 or Sections 3.2(i) and (ii) above, for purposes of making the computation provided for in Section 3.2(ii)), and (ii) and such other guarantees do not have the effect of reducing the amount of the Guaranteed Debt that is includible by any Partner Guarantor in its adjusted tax basis for its Units pursuant to Treasury Regulation § 1.752-2.

3.6 Process. Whenever the Partnership is required under this Article 3 to offer to one or more of the Partner Guarantors an opportunity either to guarantee Qualified Guarantee Indebtedness or enter into a DRO, the Partnership shall be considered to have satisfied its obligation if the other conditions in this Article 3 are satisfied and, not less than thirty (30) days prior to the date that such guarantee would be required to be executed in order to satisfy this Article 3, the Partnership sends by first class mail, return receipt requested, to the last known address of each such Partner Guarantor (as reflected in the records of the Partnership) the Guarantee Agreement or DRO, as applicable, to be executed (which in the case of Guarantee Agreement shall be substantially in the form of Schedule 3.7 hereto, with such changes thereto as are necessary to reflect the relevant facts) and a brief letter explaining the relevant circumstances (including, as applicable, that the offer is being made pursuant to this Article 3, the circumstances giving rise to the offer, a brief summary of the terms of the Qualified Guarantee Indebtedness to be guaranteed, a brief description of the collateral for the Qualified Guarantee Indebtedness, a statement of the amount to be guaranteed, the address to which the executed Guarantee Agreement or DRO, as applicable, must be sent and the date by which it must be received, and a statement to the effect that, if the Protected Partner fails to execute and return such Agreement within the time period specified, the Partner Guarantor thereafter would lose its rights under this Article 3 with respect to the amount of debt that the Partnership is required to offer to be guaranteed or made available for the DRO, and depending upon the Partner Guarantor’s circumstances and other circumstances related to the Partnership, the Partner Guarantor could be required to recognize taxable gain as a result thereof, either currently or prior to the expiration of the Tax Protection Period, that otherwise would have been deferred). If a notice is properly sent in accordance with this procedure, the Partnership shall have not responsibility as a result of the failure of a Partner Guarantor either to receive such notice or to respond thereto within the specified time period.

3.7 Presumption as to Schedule 3.7. The form of the Guarantee Agreement attached hereto as Schedule 3.7 shall be conclusively presumed to satisfy the conditions set forth in Section 3.2(i) and to have caused the Guaranteed Debt to be considered allocable to the Guarantor Partner who enters into such Guarantee Agreement pursuant to Treasury Regulation § 1.752-2 and Section 465 of the Code so long as all of the following conditions are met with respect such Guaranteed Debt:

(i)	there are no other guarantees in effect with respect to such Guaranteed Debt (other than the guarantees contemporaneously being entered into by the Partner Guarantors pursuant to this Article 3);

(ii)	the collateral securing such Guaranteed Debt is not, and shall not thereafter become, collateral for any other indebtedness that is senior to or pari passu with such Guaranteed Debt;

(iii)	no additional guarantees with respect to such Guaranteed Debt will be entered into during the applicable Tax Protection Period pursuant to the proviso set forth in Section 3.3;

(iv)	the lender with respect to such Guaranteed Debt is not the Partnership, any Subsidiary or other entity in which the Partnership owns a direct or indirect interest, the REIT, any other partner in the Partnership, or any person related to any partner in the Partnership as determined for purposes of Treasury Regulation § 1.752-2 or any person that would be considered a “related party” as determined for purposes of Section 465 of the Code; and

(v)	none of the REIT, nor any other partner in the Partnership, nor any person related to any partner in the Partnership as determined for purposes of Treasury Regulation § 1.752-2 shall have provided, or shall thereafter provide, collateral for, or otherwise shall have entered into, or shall thereafter enter into, a relationship that would cause such person or entity to be considered to bear the risk of loss with respect to such Guaranteed Debt, as determined for purposes of Treasury Regulation § 1.752-2 or that would cause such entity to be considered “at risk” with respect to such Guaranteed Debt, as determined for purposes of Section 465 of the Code.

3.8 Deficit Restoration Obligation. The Partnership will maintain an amount of indebtedness of the Partnership that would be considered “recourse” indebtedness (taking into account all of the facts and circumstances related to the indebtedness, the Partnership and the General Partner) equal to or greater than the sum of the amounts subject to a DRO of all Protected Partners and other partners in the Partnership. The deficit restoration obligation shall be conclusively presumed to cause the Protected Partner to be allocated an amount of liabilities equal to the DRO Amount of such Protected Partner for purposes of Sections 465 and 752 of the Code, provided that (1) the Partnership maintains an amount of debt that is considered “recourse” indebtedness (determined for purposes of Section 752 of the Code and taking into account all of the facts and circumstances related to the indebtedness, the Partnership and the General Partner) equal to the aggregate DRO Amounts of all partners of the Partnership and (2) all other terms and conditions of the Partnership Agreement with respect to such deficit restoration obligation are met.

3.9 Additional Guarantee and DRO Opportunities. Without limiting any of the other obligations of the Partnership under this Agreement, from and after the expiration of the Tax Protection Period, the Partnership shall, upon a request from a Protected Partner, use commercially reasonable efforts to permit such Protected Partner to enter into an agreement with the Partnership to bear the economic risk of loss as to a portion of the Partnership’s recourse indebtedness by undertaking an obligation to restore a portion of its negative capital account balance upon liquidation of such Protected Partner’s interest in the Partnership and/or to bear financial liability under a Guarantee Agreement substantially in the form of Schedule 3.7 hereto for indebtedness that would be considered Qualifying Guarantee Indebtedness under Section 3.2 hereof, if such Protected Partner shall provide information from its professional tax advisor satisfactory to the Partnership showing that, in the absence of such agreement, such Protected Partner likely would not be allocated from the Partnership sufficient indebtedness under Section 752 of the Code and the at-risk provisions under Section 465 of the Code to avoid the recognition of gain (other than gain required to be recognized by reason of actual cash distributions from the Partnership). The Partnership and its professional tax advisors shall cooperate in good faith with such Protected Partner and its professional tax advisors to provide such information regarding the allocation of the Partnership liabilities and the nature of such liabilities as is reasonably necessary in order to determine the Protected Partner’s adjusted tax basis in its Units and at-risk amount. If the Partnership permits a Protected Partner to enter into an agreement under this Section 3.9, the Partnership shall be under no further obligation with respect thereto, and the Partnership shall not be required to indemnify such Protected Partner for any damage incurred, in connection with or as a result of such agreement or the indebtedness, including without limitation a refinancing or prepayment thereof or taking any of the other actions required by Article 3 hereof with respect to Qualified Indebtedness.

ARTICLE 4

REMEDIES FOR BREACH

4.1 Monetary Damages. In the event that the Partnership breaches its obligations set forth in Article 2, Article 3, or Article 6 with respect to a Protected Partner the Protected Partner’s sole right shall be to receive from the Partnership, and the Partnership shall pay to such Protected Partner as damages, an amount equal to:

(a)	in the case of a violation of Articles 3 or 6, the aggregate federal, state and local income taxes incurred by the Protected Partner or an Indirect Owner as a result of the income or gain allocated to, or otherwise recognized by, such Protected Partner with respect to its Units by reason of such breach;

(b)	in the case of a violation of Article 2, the aggregate federal state, and local income taxes incurred by the Protected Partner or an Indirect Owner with respect the Excess Protected Gain incurred with respect to the Gain Limitation Property that is allocable to such Protected Partner under the Partnership Agreement and Section 2.3 hereof (computed without regard to the principles set forth in the parenthetical in the first paragraph of Section 2.1);

plus in the case of either (a) or (b), an amount equal to the aggregate federal, state, and local income taxes payable by the Protected Partner or an Indirect Owner as a result of the receipt of any payment required under this Section 4.1.

For purposes of computing the amount of federal, state, and local income taxes required to be paid by a Protected Partner (or Indirect Owner), (i) any deduction for state income taxes payable as a result thereof actually allowed in computing federal income taxes shall be taken into account, and (ii) a Protected Partner’s (or Indirect Owner’s) tax liability shall be computed using the highest federal, state and local marginal income tax rates that would be applicable to such Protected Partner’s (or Indirect Owner’s) taxable income (taking into account the character and type of such income or gain) for the year with respect to which the taxes must be paid, without regard to any deductions, losses or credits that may be available to such Protected Partner (or Indirect Owner) that would reduce or offset its actual taxable income or actual tax liability if such deductions, losses or credits could be utilized by the Protected Partner (or Indirect Owner) to offset other income, gain or taxes of the Protected Partner(or Indirect Owner), either in the current year, in earlier years, or in later years).

4.2 Process for Determining Damages. If the Partnership has breached or violated any of the covenants set forth in Article 2, Article 3, or Article 6 (or a Protected Partner asserts that the Partnership has breached or violated any of the covenants set forth in Article 2, Article 3, or Article 6), the Partnership and the Protected Partner (or Indirect Owner) agree to negotiate in good faith to resolve any disagreements regarding any such breach or violation and the amount of damages, if any, payable to such Protected Partner (or Indirect Owner) under Section 4.1 (and to the extent applicable, Sections 4.4). If any such disagreement cannot be resolved by the Partnership and such Protected Partner (or Indirect Owner) within sixty (60) days after the receipt of notice from the Partnership of such breach and the amount of income to be recognized by reason thereof (or, if applicable, receipt by the Partnership of an assertion by a Protected Partner that the Partnership has breached or violated any of the covenants set forth in Article 2, Article 3, or Article 6), the Partnership and the Protected Partner shall jointly retain a nationally recognized independent public accounting firm (“an Accounting Firm”) to act as an arbitrator to resolve as expeditiously as possible all points of any such disagreement (including, without limitation, whether a breach of any of the covenants set forth Article 2, Article 3, or Article 6, has occurred and, if so, the amount of damages to which the Protected Partner is entitled as a result thereof, determined as set forth in Section 4.1 (and to the extent applicable, Section 4.4). All determinations made by the Accounting Firm with respect to the resolution of any breach or violation of any of the covenants set forth in Article 2, Article 3, or Article 6 and the amount of damages payable to the Protected Partner under Section 4.1 (and to the extent applicable, Section 4.4) shall be final, conclusive and binding on the Partnership and the Protected Partner. The fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by the Partnership and the Protected Partner, provided that if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner is more than five percent (5%) higher than the amount proposed by the Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Partnership and if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner is more than five percent (5%) less than the amount proposed by the Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Protected Partner.

4.3 Required Notices; Time for Payment. In the event that there has been a breach of Article 2, Article 3, or Article 6 the Partnership shall provide to the Protected Partner notice of the transaction or event giving rise to such breach not later than at such time as the Partnership provides to the Protected Partners the Schedule K- 1’s to the Partnership’s federal income tax return as required in accordance with Section 7.3 below. All payments required under this Article 4 to any Protected Partner shall be made to such Protected Partner on or before April 15 of the year following the year in which the gain recognition event giving rise to such payment took place; provided that, if the Protected Partner is required to make estimated tax payments that would include such gain, the Partnership shall make a payment to the Protected Partner on or before the due date for such estimated tax payment and such payment from the partnership shall be in an amount that corresponds to the amount of the estimated tax being paid by such Protected Partner at such time. In the event of a payment required after the date required pursuant to this Section 4.3, interest shall accrue on the aggregate amount required to be paid from such date to the date of actual payment at a rate equal to the “prime rate” of interest, as published in the Wall Street Journal (or if no longer published there, as announced by Citibank) effective as of the date the payment is required to be made.

4.4 Additional Damages for Breaches of Section 2.1(b)(ii), Section 3.2 and/or Section 3.3. Notwithstanding any of the foregoing in this Article 4, in the event that the Partnership should breach any of its covenants set forth in Section 2.1(b)(ii), Section 3.2, and/or Sections 3.3 (i) and/or (ii) and a Protected Partner (or Indirect Owner) is required to make a payment in respect of such indebtedness that it would not have had to make if such breach had not occurred (an “Excess Payment”), then, in addition to the damages provided for in the other Sections of this Article 4, the Partnership shall pay to such Protected Partner (or Indirect Owner) an amount equal to the sum of (i) the Excess Payment plus (ii) the aggregate federal, state and local income taxes, if any, computed or set forth in Section 4.1, required to be paid by such Protected Partner (or Indirect Owner) by reason of Section 4.4 becoming operative (for example, because the breach by the Partnership and this Section 4.4 caused all or any portion of the indebtedness in question no longer to be considered debt includible in basis by the affected Protected Partner pursuant to Treasury Regulations § 1.752-2(a)), plus (iii) an amount equal to the aggregate federal, state and local income taxes required to be paid by the Protected Partner (or Indirect Owner) (computed as set forth in Section 4.1) as a result of any payment required under this Section 4.4.

ARTICLE 5

SECTION 704(C) METHOD AND ALLOCATIONS

5.1 Application of “Traditional Method.” Notwithstanding any provision of the Partnership Agreement, the Partnership shall use the “traditional method” under Regulations § 1.704-3(b) for purposes of making all allocations under Section 704(c) of the Code with respect to the properties contributed to the Partnership in connection with the initial public offering of the REIT’s shares of common stock.

ARTICLE 6

ALLOCATIONS OF LIABILITIES PURSUANT TO REGULATIONS UNDER SECTION 752

6.1 Allocation Methods to be Followed. Except as provided in Section 6.2, all tax returns prepared by the Partnership with respect to the Protected Period (and to the extent arrangements have been entered into pursuant to Section 3.9, for so long thereafter as such arrangements are in effect) that allocate liabilities of the Partnership for purposes of Section 752 and the Treasury Regulations thereunder shall treat each Partner Guarantor as being allocated for federal income tax purposes an amount of recourse debt (in addition to any nonrecourse debt otherwise allocable to such Partner Guarantor in accordance with the Partnership Agreement and Treasury Regulations § 1.752-3 and any other recourse liabilities allocable to such Partner Guarantor by reason of guarantees of indebtedness or DROs entered into pursuant other agreements with the Partnership) pursuant to Treasury Regulation § 1.752-2 equal to such Partner Guarantor’s Guaranteed Amount, and the Partnership and the REIT shall not, during or with respect to the Tax Protection Period, take any contrary or inconsistent position in any federal or state income tax returns (including, without limitation, information returns, such as Forms K-1, provided to partners in the Partnership and returns of Subsidiaries of the Partnership) or any dealings involving the Internal Revenue Service (including, without limitation, any audit, administrative appeal or any judicial proceeding involving the income tax returns of the Partnership or the tax treatment of any holder of partnership interests the Partnership).

6.2 Exception to Required Allocation Method. Notwithstanding the provisions of this Agreement, the Partnership shall not be required to make allocations of Guaranteed Debt or other recourse debt of the Partnership to the Protected Partners as set forth in this Agreement if and to the extent that the Partnership determines in good faith that it may not be more likely than not that such allocations will be respected; provided that the Partnership shall provide to each Protected Partner (or in the event of their death or disability, their executor, guardian or custodian, as applicable), notice of such determination and if, within forty-five (45) days after the receipt thereof, the Partnership is provided an opinion of a law firm recognized as expert in such matters or a nationally recognized public accounting firm to the effect that it is more likely than not that such allocations will be respected, the Partnership shall continue to make allocations of Guaranteed Debt or other recourse debt of the Partnership to the Protected Partners as set forth in this Agreement; provided further that if there shall have been a judicial determination in a proceeding to which the Partnership is a party and as to which the General Partners have been allowed to participate as and to the extent contemplated in Article 6 to the effect that such allocations are not correct, Section 6.1 shall not apply unless the matter is being appealed to an applicable court of appeals, the requirements of Section 7.2 shall have been satisfied in connection therewith, and the opinion described above from counsel or accountants engaged by a Protected Partner shall have been provided. In no event shall this Section 6.2 be construed to relieve the Partnership for liability arising from a failure by the Partnership to comply with one or more of the provisions of Article 3 of this Agreement.

6.3 Cooperation in the Event of a Change. If a change in the Partnership’s allocations of Guaranteed Debt or other recourse debt of the Partnership to the Protected Partners is required by reason of circumstances described in Section 6.2, the Partnership and its professional tax advisors shall cooperate in good faith with each Protected Partner (or in the event of their death or disability, their executor, guardian or custodian, as applicable) and their professional tax advisors to develop alternative allocation arrangements and/or other mechanisms that protect the federal income tax positions of the Protected Partners in the manner contemplated by the allocations of Guaranteed Debt or other recourse debt of the Partnership to the Protected Partners as set forth in this Agreement.

ARTICLE 7

TAX PROCEEDINGS

7.1 Notice of Tax Audits. If any claim, demand, assessment (including a notice of proposed assessment) or other assertion is made with respect to taxes against the Protected Partners or the Partnership the calculation of which involves a matter covered in this Agreement that could result in tax liability to a Protected Partner (“Tax Claim”) or if the REIT or the Partnership receives any notice from any jurisdiction with respect to any current or future audit, examination, investigation or other proceeding (“Tax Proceeding”) involving the Protected Partners or the Partnership or that otherwise could involve a matter covered in this Agreement and would reasonably be expected to directly or indirectly affect the Protected Partners in an adverse manner, then the REIT or the Partnership, as applicable shall promptly notify the Protected Partners of such Tax Claim or Tax Proceeding.

7.2 Control of Tax Proceedings. The REIT, as the general partner of the Partnership shall have the right to control the defense, settlement or compromise of any Proceeding or Tax Claim; provided, however, that the REIT shall not consent to the entry of any judgment or enter into any settlement with respect to such Tax Claim or Tax Proceeding that would result in tax liability to one or more Protected Partners without the prior written consent of the affected Protected Partners (unless, and only to the extent, that any taxes required to be paid by the Protected Partners as a result thereof would be required to be reimbursed by the Partnership and the REIT under Article 4 and the Partnership and the REIT agree in connection with such settlement or consent, to make such required payments); provided further that the Partnership shall keep the Protected Partners informed of the progress thereof to the extent that such Proceeding or Tax Claim would reasonably be expected to directly or indirectly affect the Protected Partners in an adverse manner.

7.3 Timing of Tax Returns; Periodic Tax Information. The Partnership shall cause to be delivered to each Protected Partner, as soon as reasonably practicable each year, the Forms K-1 that the Partnership is required to deliver to such Protected Partners with respect to the prior taxable year. In addition, the Partnership agrees to provide to the Protected Partners, upon request, an estimate of the taxable income expected to be allocable for a specified taxable year from the Partnership to each Protected Partner and the entities that they control, provided that such estimates shall not be required to be provided more frequently than once each calendar quarter.

ARTICLE 8

AMENDMENT OF THIS AGREEMENT; WAIVER OF CERTAIN PROVISIONS; APPROVAL OF CERTAIN TRANSACTIONS

8.1 Amendment. This Agreement may not be amended, directly or indirectly (including by reason of a merger between either the Partnership or the REIT and another entity) except by a written instrument signed by the REIT, the Partnership, and each of the Protected Partners to be subject to such amendment.

8.2 Waiver. Notwithstanding the foregoing, upon written request by the Partnership, each Protected Partner, in its sole discretion, may waive the payment of any damages that is otherwise payable to such Protected Partner pursuant to Article 4 hereof. Such a waiver shall be effective only if obtained in writing from the affected Protected Partner.

ARTICLE 9

MISCELLANEOUS

9.1 Additional Actions and Documents. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver, and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

9.2 Assignment. No party hereto shall assign its or his rights or obligations under this Agreement, in whole or in part, except by operation of law, without the prior written consent of the other parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect.

9.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Protected Partners and their respective successors and permitted assigns, whether so expressed or not. This Agreement shall be binding upon the REIT, the Partnership, and any entity that is a direct or indirect successor, whether by merger, transfer, spin-off or otherwise, to all or substantially all of the assets of either the REIT or the Partnership (or any prior successor thereto as set forth in the preceding portion of this sentence), provided that none of the foregoing shall result in the release of liability of the REIT and the Partnership hereunder. The REIT and the Partnership covenant with and for the benefit of the Protected Partners not to undertake any transfer of all or substantially all of the assets of either entity (whether by merger, transfer, spin-off or otherwise) unless the transferee has acknowledged in writing and agreed in writing to be bound by this Agreement, provided that the foregoing shall not be deemed to permit any transaction otherwise prohibited by this Agreement.

9.4 Modification; Waiver. No failure or delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and not exclusive of any rights or remedies which they would otherwise have. No modification or waiver of any provision of this Agreement, nor consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

9.5 Representations and Warranties Regarding Authority; Noncontravention. Each of the REIT and the Partnership has the requisite corporate or other (as the case may be) power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement by each of the REIT and the Partnership and the performance of each of its respective obligations hereunder have been duly authorized by all necessary trust, partnership, or other (as the case may be) action on the part of each of the REIT and the Partnership. This Agreement has been duly executed and delivered by each of the REIT and the Partnership and constitutes a valid and binding obligation of each of the REIT and the Partnership, enforceable against each of the REIT and the Partnership in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy or insolvency laws (or other laws affecting creditors’ rights generally) or (ii) general principles of equity. The execution and delivery of this Agreement by each of the REIT and the Partnership do not, and the performance by each of its respective obligations hereunder will not, conflict with, or result in any violation of (i) the Partnership Agreement or (ii) any other agreement applicable to the REIT and/or the Partnership, other than, in the case of clause (ii), any such conflicts or violations that would not materially adversely affect the performance by the Partnership and the REIT of their obligations hereunder.

9.6 Captions. The Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

9.7 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

(i) if to the Partnership or the REIT, to:

US Federal Properties Trust, Inc.

________________________________

Kansas City, MO _________

Attention: ____________

Facsimile: ____________

(ii) if to a Protected Partner, to the address on file with the Partnership.

(i)

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

9.8 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

9.9 Governing Law. The interpretation and construction of this Agreement, and all matters relating thereto, shall be governed by the laws of the State of Delaware, without regard to the choice of law provisions thereof.

9.10 Consent to Jurisdiction; Enforceability.

9.10.1 This Agreement and the duties and obligations of the parties hereunder shall be enforceable against any of the parties in the courts of the State of Delaware. For such purpose, each party hereto and the Protected Partners hereby irrevocably submits to the nonexclusive jurisdiction of such courts and agrees that all claims in respect of this Agreement may be heard and determined in any of such courts.

9.10.2 Each party hereto hereby irrevocably agrees that a final judgment of any of the courts specified above in any action or proceeding relating to this Agreement shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

9.11 Severability. If any part of any provision of this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

9.12 Costs of Disputes. Except as otherwise expressly set forth in this Agreement, the nonprevailing party in any dispute arising hereunder shall bear and pay the costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the prevailing party or parties in connection with resolving such dispute.

9.13 Enforcement by Protected Partners. The Protected Partners are the beneficiaries of this Agreement and shall be able to enforce this Agreement as they were parties to this Agreement.

IN WITNESS WHEREOF, the REIT, the Partnership and the Protected Parties have caused this Agreement to be signed by their respective officers, general partners, or delegates thereunto duly authorized all as of the date first written above.

US FEDERAL PROPERTIES TRUST, INC.,
a Maryland corporation

By:
Name: Richard D. Baier
Title: Chief Executive Officer

US FEDERAL PROPERTIES PARTNERSHIP, LP,
a Delaware limited partnership

By:	US Federal Properties Trust, Inc.,
a Maryland corporation,
its General Partner

By:
Name: Richard D. Baier
Title: Chief Executive Officer

[CONTRIBUTORS]

SCHEDULES AND EXHIBITS TO THE TAX PROTECTION AGREEMENT

Schedule 2.1(a)	List of Protected Partners
Schedule 2.1(b)	Gain Limitation Properties and Estimated Initial Protected Gain for Protected Partners
Schedule 2.3	Example Illustrating the Provisions of Section 2.3 of the Agreement Relating to Allocation of Annual Gain Limitation Among Protected Partners
Schedule 3.1	Minimum Liability Amount
Schedule 3.7	Form of Guarantee Agreement

Schedule 2.1(a)

List of Protected Partners

Schedule 2.1(b) */

Gain Limitation Properties and

Estimated Initial Protected Gain for Protected Partners as a Group

Name of Protected Property	Initial Protected Gain (Aggregate)

Schedule 2.3

Example Illustrating the Provisions of Section 2.3 of the Agreement Relating to Allocation of Annual

Gain Limitation Among Protected Partners

In Gain Limitation Year 1 (GLY 1), Protected Partner A and Protected Partner B each recognize $1.5 million of Protected Gain, Protected Partner C recognizes $2 million of Protected Gain and Protected Partner D recognizes $3 million of Protected Gain, resulting in a total of $8 million in Protected Gain. The Annual Gain Limitation for GLY 1 is $4 million. Accordingly, A, B, C, and D, as a group, are entitled to reimbursement under Article 4 of the Agreement with respect to $4 million of Protected Gain, allocated among them in the following amounts: A $750,000; B: $750,000; C: $1,000,000; and D: $1,500,000.

In GLY 2, no Protected Gain is recognized by any Protected Partners.

In GLY 3, the Annual Gain Limitation is $8 million (because it includes a Gain Limitation Carry-forward of $4 million from GLY 2). A recognizes $500,000 of Protected Gain, B recognizes $6 million and C and D each recognize no Protected Gain. No Protected Partners are entitled to reimbursement under Article 4 of the Agreement with respect to GLY 3 (since the total Protected Gain recognized in GLY3 – $6.5 million – is $1.5 million less than the Annual Gain Limitation for GLY 3).

In GLY 4, the Annual Gain Limitation is $5.5 million (including the Gain Limitation Carry-forward of $1.5 million from GLY 3). Each of A, B, C and D recognize $2.5 million of Protected Gain, resulting in a total of $10 million in Protected Gain. Accordingly, the Protected Gain for each Protected Partner for GLY 4 for which such Partner is entitled to reimbursement under Article 4 of the Agreement is as follows:

Protected Partner	Current GLY Protected Gain Recognized	Current GLY Annual Gain Limitation	Cumulative Recognized Protected Gain	Prior Adjusted Protected Gain	Cumulative Unadjusted Protected Gain	Unadjusted Protected Gain Percentage	Current GLY Protected Gain Subject to Reimbursement Under Article 4
A	$2,500,000	N/A	$4,500,000	$750,000	$3,750,000	18.3%	$823,500
B	$2,500,000	N/A	$10,000,000	$750,000	$9,250,000	45.1%	$2,029,500
C	$2,500,000	N/A	$4,500,000	$1,000,000	$3,500,000	17.1%	$769,500
D	$2,500,000	N/A	$5,500,000	$1,500,000	$4,000,000	19.5%	$877,500
Total	$10,000,000	$5,500,000	$24,500,000	$4,000,000	$20,500,000	100%	$4,500,000

In GLY 5, no Protected Gain is recognized.

In GLY 6, A and B each recognize $6 million of Protected Gain, C recognizes $200,000 of Protected Gain and D recognized no Protected Gain, resulting in a total of $12.2 million in Protected Gain. The Annual Gain Limitation is $8 million (because it includes a Gain Limitation Carry-forward of $4 million from GLY 5).

Protected Partner	Current GLY Protected Gain Recognized	Current GLY Annual Gain Limitation	Cumulative Recognized Protected Gain	Prior Adjusted Protected Gain	Cumulative Unadjusted Protected Gain	Unadjusted Protected Gain Percentage	Current GLY Protected Gain Subject to Reimbursement Under Article 4
A	$6,000,000	N/A	$10,500,000	$1,573,500	$8,926,500	31.6%	$1,687,700
B	$6,000,000	N/A	$16,000,000	$2,779,500	$13,220,500	46.9%	$2,321,300
C	$200,000	N/A	$4,700,000	$1,769,500	$2,930,500	10.4%	$200,000
D	$0	N/A	$5,500,000	$2,377,500	$3,122,500	11.1%	$0
Total	$12,200,000	$8,000,000	$36,700,000	$8,500,000	$28,200,000	100%	$4,200,000

Because C and D would have been allocated more Excess Protected Gain than they actually recognized for federal income tax purposes during GLY 6, the difference between the amount actually recognized by C and D and the amounts they would be allocated based on the Unadjusted Protected Gain Percentage are reallocated to A and B based on the portion of the Excess Protected Gain actually recognized by them during GLY 6.

In GLY 7, no Protected Gain is recognized, and B dies.

In GLY 8, each of A, C and D recognizes $5 million of Protected Gain and, if he had not died, B also would have recognized $5 million of Protected Gain. Due to the basis adjustment that occurred on his death, B’s heirs did not actually recognize this gain. The Annual Gain Limitation is $8 million (because it includes a Gain Limitation Carry-forward of $4 million from GLY 7).

Protected Partner	Current GLY Protected Gain Recognized	Current GLY Annual Gain Limitation	Cumulative Recognized Protected Gain	Prior Adjusted Protected Gain	Cumulative Unadjusted Protected Gain	Unadjusted Protected Gain Percentage	Current GLY Protected Gain Subject to Reimbursement Under Article 4
A	$5,000,000	N/A	$15,500,000	$3,573,500	$11,926,500	27.1%	$3,252,000
B	$5,000,000	N/A	$21,000,000	$4,779,500	$16,220,500	36.9%	$0
C	$5,000,000	N/A	$9,700,000	$1,969,500	$7,730,500	17.6%	$2,112,000
D	$5,000,000	N/A	$10,500,000	$2,377,500	$8,122,500	18.4%	$2,208,000
Total	$20,000,000	$8,000,000	$56,700,000	$12,700,000	$44,000,000	100%	$7,572,000

Because of B’s death, the amount of Protected Gain allocable to him under the principles of Article 2 of the Tax Protection Agreement ($4,428,000) is not actually recognized and therefore is not subject to reimbursement under Article 4. The amount of Protected Gain that otherwise would have been allocated to B is not reallocated to A, C or D.

Comment: The calculations of Unadjusted Protected Gain Percentage are made based upon the principles set forth in the parenthetical in the first paragraph of Section 2.1, to the effect that the Protected Gain recognized by each of the Protected Partners shall be deemed equal to the gain that would have been recognized without giving effect to any adjustment in basis that results with respect to the indirect interest of such Protected Partner in such Protected Property, it being intended that the Annual Gain Limitation and the related definitions are to be applied to the Protected Partners as a group before giving effect to basis adjustments.

Schedule 3.1

Minimum Liability Amount

Schedule 3.7

Form of Guaranty 1/

GUARANTEE

This Guarantee is made and entered into as of the __ day of _______ 2010, by the persons listed on Exhibit A annexed hereto (the “Guarantors”) for the benefit of the Lender set forth on Exhibit B annexed hereto and made a part hereof (the “Lender,” which term shall include any person or entity who hereafter holds the Note (as defined below) in accordance with the terms thereof).

RECITALS

WHEREAS, the Lender has loaned to the borrower set forth on Exhibit B (the “Borrower”) the amount set forth opposite such Lender’s name on Exhibit B, which loan (i) is evidenced by the promissory note described on Exhibit C hereto (the “Note”), (ii) has a current outstanding balance in the amount set forth on Exhibit B annexed hereto, and (iii) is secured by a mortgage or deed of trust on the collateral described on Exhibit D annexed hereto (the “Deed of Trust,” with the property and other assets securing such Deed of Trust referred to as the “Collateral”);

WHEREAS, the Borrower is either US Federal Properties Partnership, LP, a Delaware limited partnership (the “Partnership”) or a subsidiary of the Partnership in which the Partnership owns a 98% or greater interest in the Partnership;

WHEREAS, the Guarantors are limited partners in the Partnership; and

1/	This Form of the Guarantee Agreement is for Guaranteed Debt where the following conditions all are applicable:

(i)	there are no other guarantees in effect with respect to such Guaranteed Debt;

(ii)	the collateral securing such Guaranteed Debt is not collateral for any other indebtedness that is senior to or pari passu with such Guaranteed Debt;

(iii)	no additional guarantees with respect to such Guaranteed Debt will be entered into during the applicable Tax Protection Period pursuant to the proviso set forth in Section 3.5;

(iv)	the lender with respect to such Guaranteed Debt is not the Partnership, any Subsidiary or other entity in which the Partnership owns a direct or indirect interest, the REIT, any other partner in the Partnership, or any person related to any partner in the Partnership as determined for purposes of Treasury Regulation § 1.752-2; and

(v)	none of the REIT, nor any other partner in the Partnership, nor any person related to any partner in the Partnership as determined for purposes of Treasury Regulation § 1.752-2 shall have provided, or shall thereafter provide, collateral for, or otherwise shall have entered, or thereafter shall enter, into a relationship that would cause such person or entity to be considered to bear risk of loss with respect to such Guaranteed Debt, as determined for purposes of Treasury Regulation § 1.752-2.

If, and to the extent that, one or more of these conditions is not applicable, appropriate changes to the attached Form of Guaranty will be required in order to cause the various conditions set forth in Article 3 of the Tax Protection Agreement to be satisfied.

WHEREAS, the Guarantors are executing and delivering this Guarantee to guarantee a portion of the Borrower’s payments with respect to the Note, subject to and otherwise in accordance with the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing recitals and facts and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, each of the Guarantors hereby agree as follows:

1.	Guarantee and Performance of Payment.

(a) The Guarantors hereby irrevocably and unconditionally guarantee the collection by the Lender of, and hereby agree to pay to the Lender upon demand (following (1) foreclosure of the Deed of Trust, exercise of the powers of sale thereunder and/or acceptance by the Lender of a deed to the Collateral in lieu of foreclosure, and (2) the exhaustion of the exercise of any and all remedies available to the Lender against the Borrower, including, without limitation, realizing upon the assets of the Borrower other than the Collateral against which the Lender may have recourse), an amount equal to the excess, if any, of the Guaranteed Amount set forth on Exhibit B over the Lender Proceeds (as hereinafter defined) (which excess is referred to as the “Aggregate Guarantee Liability”). The amounts payable by each Guarantor in respect of the guarantee obligations hereunder shall be in the same proportion as the dollar amounts listed next to such Guarantor’s name on Exhibit A attached hereto bears to the total Guaranteed Amount set forth on Exhibit A, provided that, notwithstanding anything to the contrary contained in this Guarantee, each Guarantor’s aggregate obligation under this Guarantee shall be limited to the dollar amount set forth on Exhibit A attached hereto next to such Guarantor’s name. The Guarantors’ obligations as set forth in this paragraph 1(a) are hereinafter referred to as the “Guaranteed Obligations.”

(b) For the purposes of this Guarantee, the term “Lender Proceeds” shall mean the aggregate of (i) the Foreclosure Proceeds (as hereinafter defined) plus (ii) all amounts collected by the Lender from the Borrower (other than payments of principal, interest or other amounts required to be paid by the Borrower to Lender under the terms of the Note that are paid by the Borrower to the Lender at a time when no default has occurred under the Note and is continuing) or realized by the Lender from the sale of assets of the Borrower other than the Collateral.

(c) For the purposes of this Guarantee, the term “Foreclosure Proceeds” shall have the applicable meaning set forth below with respect to the Collateral:

1.	If at least one bona fide third party unrelated to the Lender (and including, without limitation, any of the Guarantors) bids for such Collateral at a sale thereof, conducted upon foreclosure of the related Deed of Trust or exercise of the power of sale thereunder, Foreclosure Proceeds shall mean the highest amount bid for such Collateral by the party that acquires title thereto (directly or through a nominee) at or pursuant to such sale. For the purposes of determining such highest bid, amounts bid for the Collateral by the Lender shall be taken into account notwithstanding the fact that such bids may constitute credit bids which offset against the amount due to the Lender under the Note.

2.	If there is no such unrelated third-party at such sale of the Collateral so that the only bidder at such sale is the Lender or its designee, the Foreclosure Proceeds shall be deemed to be fair market value (the “Fair Market Value”) of the Collateral as of the date of the foreclosure sale, as such Fair Market Value shall be mutually agreed upon by the Lender and the Guarantor or determined pursuant to subparagraph 1(d).

3.	If the Lender receives and accepts a deed to the Collateral in lieu of foreclosure in partial satisfaction of the Borrower’s obligations under the Note, the Foreclosure Proceeds shall be deemed to be the Fair Market Value of such Collateral as of the date of delivery of the deed-in-lieu of foreclosure, as such Fair Market Value shall be mutually agreed upon by the Lender and the Guarantor or determined pursuant to subparagraph 1(d).

(d) Fair Market Value of the Collateral (or any item thereof) shall be the price at which a willing seller not compelled to sell would sell such Collateral, and a willing buyer not compelled to buy would purchase such Collateral, free and clear of all mortgages but subject to all leases and reciprocal easements and operating agreements. If the Lender and the Guarantor are unable to agree upon the Fair Market Value of any Collateral in accordance with subparagraphs 1(c)2. or 3. above, as applicable, within twenty (20) days after the date of the foreclosure sale or the delivery of the deed-in-lieu of foreclosure, as applicable, relating to such Collateral, either party may have the Fair Market Value of such Collateral determined by appraisal by appointing an appraiser having the qualifications set forth below to determine the same and by notifying the other party of such appointment within twenty (20) days after the expiration of such twenty (20) day period. If the other party shall fail to notify the first party, within twenty (20) days after its receipt of notice of the appointment by the first party, of the appointment by the other party of an appraiser having the qualifications set forth below, the appraiser appointed by the first party shall alone make the determination of such Fair Market Value. Appraisers appointed by the parties shall be members of the Appraisal Institute (MAI) and shall have at least ten years’ experience in the valuation of properties similar to the Collateral being valued in the greater metropolitan area in which such Collateral is located. If each party shall appoint an appraiser having the aforesaid qualifications and if such appraisers cannot, within thirty (30) days after the appointment of the second appraiser, agree upon the determination hereinabove required, then they shall select a third appraiser which third appraiser shall have the aforesaid qualifications, and if they fail so to do within forty (40) days after the appointment of the second appraiser they shall notify the parties hereto, and either party shall thereafter have the right, on notice to the other, to apply for the appointment of a third appraiser to the chapter of the American Arbitration Association or its successor organization located in the metropolitan area in which the Collateral is located or to which the Collateral is proximate or if no such chapter is located in such metropolitan area, in the metropolitan area closest to the Collateral in which such a chapter is located. Each appraiser shall render its decision as to the Fair Market Value of the Collateral in question within thirty (30) days after the appointment of the third appraiser and shall furnish a copy thereof to the Lender and the Guarantor. The Fair Market Value of the Collateral shall then be calculated as the average of (i) the Fair Market Value determined by the third appraiser and (ii) whichever of the Fair Market Values determined by the first two appraisers is closer to the Fair Market Value determined by the third appraiser; provided, however, that if the Fair Market Value determined by the third appraiser is higher or lower than both Fair Market Values determined by the first two appraisers, such Fair Market Value determined by the third appraiser shall be disregarded and the Fair Market Value of the Collateral shall then be calculated as the average of the Fair Market Value determined by the first two appraisers. The Fair Market Value of a Property, as so determined, shall be binding and conclusive upon the Lender and the Guarantors. Guarantors shall bear the cost of its own appraiser and, subject to subparagraph 1(e), shall bear all reasonable costs of appointing, and the expenses of, any other appraiser appointed pursuant to this subparagraph (1)(d).

(e) Notwithstanding anything in the preceding subparagraphs of this paragraph 1, (i) in no event shall the aggregate amount required to be paid pursuant to this Guarantee by the Guarantors as a group with respect to all defaults under the Note and the Deed of Trust securing the obligations thereunder exceed the Guaranteed Amount set forth on Exhibit B hereto, and (ii) the aggregate obligation of each Guarantor hereunder with respect to the Guaranteed Obligation shall be limited to the lesser of (I) the product of (w) the Individual Guarantee Percentage for such Guarantor set forth on Exhibit A hereto multiplied by (x) the Guaranteed Amount, or (II) the product of (y) such Guarantor’s Individual Guarantee Percentage multiplied by (z) the Aggregate Guarantee Liability.

(f) In confirmation of the foregoing, and without limitation, the Lender must first exhaust all of its rights and remedies against all property of the Borrower as to which the Lender has (or may have) a right of recourse, including, without limitation, the institution and prosecution to completion of appropriate foreclosure proceedings under the Deed of Trust, before exercising any right or remedy or making any claim, under this Guarantee.

(g) The obligations under this Guarantee shall be personal to each Guarantor and shall not be affected by any transfer of all or any part of a Guarantor’s interests in the Partnership; provided, however, that if a Guarantor has disposed of all of its equity interests in the Partnership, the obligations of such Guarantor under this Guarantee shall terminate 12 months after the date of such disposition (the “Termination Date”) provided (i) the Guarantor notifies the Lender that it is terminating its obligations under this Guarantee as of the Termination Date and (ii) the fair market value of the Collateral exceeds the outstanding balance of the Note, including accrued and unpaid interest, as of the Termination Date. Further, no Guarantor shall have the right to recover from the Borrower any amounts such Guarantor pays pursuant to this Guarantee (except and only to the extent that the amount paid to the Lender by such Guarantor exceeds the amount required to be paid by such Guarantor under the terms of this Guarantee).

(h) The obligations of any Guarantor who is an individual as a Guarantor hereunder shall terminate with respect to such Guarantor one week after the death of such Guarantor if, as a result of the death of such Guarantor, all property held by the Guarantor on the date of death would have a basis for federal income tax purposes equal to the fair market value of such property on such date (unless a later date were to be elected by the executor of the Guarantor’s estate in accordance with the applicable provisions of the Internal Revenue Code).

2. Intent to Benefit Lender. This Guarantee is expressly for the benefit of the Lender. The Guarantors intend that the Lender shall have the right to enforce the obligations of the Guarantors hereunder separately and independently of the Borrower, subject to the provisions of paragraph 1 hereof, without any requirement whatsoever of resort by the Lender to any other party. The Lender’s rights to enforce the obligations of the Guarantors hereunder are material elements of this Guarantee. This Guarantee shall not be modified, amended or terminated (other than as specifically provided herein) without the written consent of the Lender. The Borrower shall furnish a copy of this Guarantee to the Lender contemporaneously with its execution.

3. Waivers. Each Guarantor intends to bear the ultimate economic responsibility for the payment hereof of the Guaranteed Obligations to the extent set forth in Paragraph 1 above. Pursuant to such intent:

(a) Except as expressly set forth in Paragraph 1 above, each Guarantor expressly waives any right (pursuant to any law, rule, arrangement or relationship) to compel the Lender, or any subsequent holder of the Note or any beneficiary of the Deed of Trust to sue or enforce payment thereof or pursue any other remedy in the power of the Borrower, the Lender or any subsequent holder of the Note or any beneficiary of the Deed of Trust whatsoever, and failure of the Borrower or the Lender or any subsequent holder of the Note or any beneficiary of the Deed of Trust to do so shall not exonerate, release or discharge a Guarantor from its absolute unconditional obligations under this Guarantee. Each Guarantor hereby binds and obligates itself, and its permitted successors and assignees, for performance of the Guaranteed Obligations according to the terms hereof, whether or not the Guaranteed Obligations or any portion thereof are valid now or hereafter enforceable against the Borrower or shall have been incurred in compliance with any of the conditions applicable thereto, subject, however, in all respects to the Guarantee Limit and the other limitations set forth in paragraph 1.

(b) Each Guarantor expressly waives any right (pursuant to any law, rule, arrangement, or relationship) to compel any other person (including, but not limited to, the Borrower, the Partnership, any subsidiary of the Partnership or the Borrower, or any other partner or affiliate of the Partnership or the Borrower) to reimburse or indemnify such Guarantor for all or any portion of amounts paid by such Guarantor pursuant to this Guarantee to the extent such amounts do not exceed the amounts required to be paid by such Guarantor pursuant to paragraph 1 hereof (taking into account the limitations set forth therein).

(c) Except as expressly set forth in Paragraph 1 above, if and only to the extent that the Borrower has made similar waivers under the Note or the Deed of Trust, each Guarantor expressly waives: (i) the defense of the statute of limitations in any action hereunder or for the collection or performance of the Note or the Deed of Trust; (ii) any defense that may arise by reason of: the incapacity, or lack of authority of the Borrower, the revocation or repudiation hereof by such Guarantor, the revocation or repudiation of the Note or the Deed of Trust by the Borrower, the failure of the Lender to file or enforce a claim against the estate (either in administration, bankruptcy or any other proceeding) of the Borrower; the unenforceability in whole or in part of the Note, the Deed of Trust or any other document or instrument related thereto; the Lender’s election, in any proceeding by or against the Borrower under the federal Bankruptcy Code, of the application of Section 1111(b)(2) of the federal Bankruptcy Code; or any borrowing or grant of a security interest under Section 364 of the federal Bankruptcy Code; (iii) presentment, demand for payment, protest, notice of discharge, notice of acceptance of this Guarantee or occurrence of, or any default in connection with, the Note or the Deed of Trust, and indulgences and notices of any other kind whatsoever, including, without limitation, notice of the disposition of any collateral for the Note; (iv) any defense based upon an election of remedies (including, if available, an election to proceed by non-judicial foreclosure) or other action or omission by the Lender or any other person or entity which destroys or otherwise impairs any indemnification, contribution or subrogation rights of such Guarantor or the right of such Guarantor, if any, to proceed against the Borrower for reimbursement, or any combination thereof; (v) subject to Paragraph 4 below, any defense based upon any taking, modification or release of any collateral or guarantees for the Note, or any failure to create or perfect any security interest in, or the taking of or failure to take any other action with respect to any collateral securing payment or performance of the Note; (vi) any rights or defenses based upon any right to offset or claimed offset by such Guarantor against any indebtedness or obligation now or hereafter owed to such Guarantor by the Borrower; or (vii) any rights or defenses based upon any rights or defenses of the Borrower to the Note or the Deed of Trust (including, without limitation, the failure or value of consideration, any statute of limitations, accord and satisfaction, and the insolvency of the Borrower); it being intended, except as expressly set forth in Paragraph 1 above, that such Guarantor shall remain liable hereunder, to the extent set forth herein, notwithstanding any act, omission or thing which might otherwise operate as a legal or equitable discharge of any of such Guarantor or of the Borrower.

4. Amendment of Note and Deed of Trust. Without in any manner limiting the generality of the foregoing, the Lender or any subsequent holder of the Note or beneficiary of the Deed of Trust may, from time to time, without notice to or consent of the Guarantors, agree to any amendment, waiver, modification or alteration of the Note or the Deed of Trust relating to the Borrower and its rights and obligations thereunder (including, without limitation, renewal, waiver or variation of the maturity of the indebtedness evidenced by the Note, increase or reduction of the rate of interest payable under the Note, release, substitution or addition of any Guarantor or endorser and acceptance or release of any security for the Note), it being understood and agreed by the Lender, however, that the Guarantor’s obligations hereunder are subject, in all events, to the limitations set forth in Paragraph 1;

provided that (i) in the event that the Lender consents to the release of any Collateral securing the Note pursuant to the Deed of Trust, the Guaranteed Amount shall be reduced by the Fair Market Value of such Collateral on the date of such release (determined as set forth in Section 1(d)); and (ii) upon any material change to the Note or the Deed of Trust, including, without limitation, the maturity date or the interest rate of the Note, or upon any release or substitution of any Collateral securing the Note, within thirty (30) days of any Guarantor’s receipt of actual notice of such event, subject to the following sentence, such Guarantor may elect to terminate such Guarantor’s obligations under this Guarantee by written notice to the Lender. Such termination shall take effect on the 31st day following such actual notice, provided that no default under the Guaranteed Obligation has occurred and is then continuing.

5. Termination of Guarantee. Subject to Paragraph 4, this Guarantee is irrevocable as to any and all of the Guaranteed Obligations.

6. Independent Obligations. Except as expressly set forth in Paragraph 1, the obligations of each Guarantor hereunder are independent of the obligations of the Borrower, and a separate action or actions may be brought by a Lender against the Guarantors, whether or not actions are brought against the Borrower. Each Guarantor expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Guarantor may now or hereafter have against the Borrower, or any other person directly or contingently liable for the payment or performance of the Note and the Deed of Trust arising from the existence or performance of this Guarantee (including, but not limited to, the Partnership, DuPont Fabros Technology, Inc., or any other partner of the Partnership) (except and only to the extent that a Guarantor makes a payment to the Lender in excess of the amount required to be paid under paragraph 1 and the limitations set forth therein).

7. Understanding With Respect to Waivers. Each Guarantor warrants and represents that each of the waivers set forth above are made with full knowledge of their significance and consequences, and that under the circumstances, the waivers are reasonable and not contrary to public policy or law. If any of said waivers are determined to be contrary to any applicable law or public policy, such waiver shall be effective only to the maximum extent permitted by law.

8. No Assignment. No Guarantor shall be entitled to assign his or her rights or obligations under this Guarantee to any other person without the written consent of the Lender.

9. Entire Agreement. The parties agree that this Guarantee contains the entire understanding and agreement between them with respect to the subject matter hereof and cannot be amended, modified or superseded, except by an agreement in writing signed by the parties.

10. Notices. Any notice given pursuant to this Guarantee shall be in writing and shall be deemed given when delivered personally, or sent by registered or certified mail, postage prepaid, as follows:

If to the Partnership:

US Federal Properties Partnership, L.P.

Kansas City, MO
Attention:
Facsimile:

or to such other address with respect to which notice is subsequently provided in the manner set forth above; and

If to a Guarantor, to the address set forth on Exhibit A hereto, or to such other address with respect to which notice is subsequently provided in the manner set forth above.

11. Applicable Law. This Guarantee shall be governed by, interpreted under and construed in accordance with the laws of the State of Delaware without reference to its choice of law provisions.

12. Consent to Jurisdiction; Enforceability

(a) This Guarantee and the duties and obligations of the parties hereto shall be enforceable against each Guarantor in the courts of the State of Delaware. For such purpose, each Guarantor hereby irrevocably submits to the nonexclusive jurisdiction of such courts and agrees that all claims in respect of this Guarantee may be heard and determined in any of such courts.

(b) Each Guarantor hereby irrevocably agrees that a final judgment of any of the courts specified above in any action or proceeding relating to this Guarantee shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

13. Condition of Borrower. Each Guarantor is fully aware of the financial condition of the Borrower and is executing and delivering this Guarantee based solely upon its own independent investigation of all matters pertinent hereto and is not relying in any manner upon any representation or statement of the Lender or the

Borrower. Each Guarantor represents and warrants that it is in a position to obtain, and hereby assumes full responsibility for obtaining, any additional information concerning the Borrower’s financial conditions and any other matter pertinent hereto as it may desire, and it is not relying upon or expecting the Lender to furnish to it any information now or hereafter in the Lender’s possession concerning the same. By executing this Guarantee, each Guarantor knowingly accepts the full range of risks encompassed within a contract of this type, which risks it acknowledges.

14. Expenses. Each Guarantor agrees that, promptly after receiving Lender’s notice therefor, such Guarantor shall reimburse Lender, subject to the limitation set forth in subparagraph 1(e) and to the extent that such reimbursement is not made by Borrower, for all reasonable expenses (including, without limitation, reasonable attorneys fees and disbursements) incurred by Lender in connection with the collection of the Guaranteed Obligations or any portion thereof or with the enforcement of this Guarantee.

IN WITNESS WHEREOF, the undersigned Guarantors set forth on Exhibit A hereto have executed this Guarantee as of the date first set forth above.

GUARANTORS SET FORTH ON EXHIBIT A HERETO:

By:
By:
By:
By:
By:

Exhibit A to Guarantee

Name and Address of Partner Guarantors	Guaranteed Amount
Guarantors, as a group	$

Individual Guarantors:		Individual Guarantee Percentage

Exhibit B to Guarantee

Name of Lender	Name of Borrower	Date of and Principal Amount of Loan	Debt Balance as of __/__/__	Guaranteed Amount

Exhibit C to Guarantee

Summary of Principal Terms of Note [or attach copy of Note]

Exhibit D to Guarantee

Identification of Deed of Trust and

Brief Summary Description of Collateral

Exhibit F

Description of Ground Lease

Ground Lease dated July 4, 2007 by and between Mitchell Development & Investments, LLC and Great Falls Courthouse, LLC

Exhibit G

Schedule of Tenant Leases

GSA Lease: Lease No. GS-08P-LC014148 by and between the United States of America and DHS Denver, LLC

GSA Lease: Lease No. GS-04B-47042 by and between the United States of America and Jacksonville Field Office, LLC

GSA Lease: Lease No. GS-08P-14131 by and between the United States of America and Great Falls Courthouse, LLC

GSA Lease: Lease No. LUT14366 by and between the United States of America and DHS Salt Lake LLC